Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

among

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

as the Borrower,

SUNOCO LOGISTICS PARTNERS L.P.

as the Guarantor

CITIBANK, N.A.,

as Administrative Agent,

Swing Line Lender, and

as a Lender and L/C Issuer,

BARCLAYS BANK PLC,

as a Lender and L/C Issuer,

and

The Other Lenders Party Hereto

$400,000,000

SENIOR CREDIT FACILITY

BARCLAYS BANK PLC,

Syndication Agent,

KEYBANK NATIONAL ASSOCIATION,

SUNTRUST BANK,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

Co-Documentation Agents,

CITIGROUP GLOBAL MARKETS INC.,

and

BARCLAYS CAPITAL,

Joint Lead Arrangers and Bookrunners

Dated as of August 8, 2007

i

5.09	Insurance	50
5.10	Taxes	50
5.11	ERISA Compliance	50
5.12	Subsidiaries and other Investments	51
5.13	Margin Regulations; Investment Company Act; Public Utility Holding Company Act; Use of Proceeds	51
5.14	Disclosure	51
5.15	Labor Matters	51
5.16	Compliance with Laws	52
5.17	Third Party Approvals	52
5.18	Solvency	52

ARTICLE VI. AFFIRMATIVE COVENANTS		52
6.01	Financial Statements	52
6.02	Certificates; Other Information	53
6.03	Notices	53
6.04	Payment of Obligations	54
6.05	Preservation of Existence, Etc.	54
6.06	Maintenance of Assets and Business	54
6.07	Maintenance of Insurance	54
6.08	Compliance with Laws	54
6.09	Books and Records	54
6.10	Inspection Rights	54
6.11	Compliance with ERISA	55
6.12	Use of Proceeds	55
6.13	Material Agreements	55
6.14	Maintenance of Separateness	55
6.15	Confirmation of Release of Senior Note Subsidiary Guarantees	56

ARTICLE VII. NEGATIVE COVENANTS		56
7.01	Liens	56
7.02	Investments	57
7.03	Hedging Agreements	58
7.04	Indebtedness of Subsidiaries	58
7.05	Fundamental Changes	58
7.06	Sale-Leaseback	59
7.07	Restricted Payments; Distributions and Redemptions; Payments on Excluded Affiliate Debt	59
7.08	ERISA	59
7.09	Nature of Business	60
7.10	Transactions with Affiliates	60
7.11	Burdensome Agreements	60
7.12	Use of Proceeds	60
7.13	Material Agreements	60
7.14	Leverage Ratio	60

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		60
8.01	Events of Default	60
8.02	Remedies Upon Event of Default	62
8.03	Application of Funds	63

ii

ARTICLE IX. ADMINISTRATIVE AGENT		64
9.01	Appointment and Authority	64
9.02	Rights as a Lender	64
9.03	Exculpatory Provisions	64
9.04	Reliance by Administrative Agent	65
9.05	Delegation of Duties	65
9.06	Resignation of Administrative Agent	65
9.07	Non-Reliance on Administrative Agent and Other Lenders	66
9.08	Indemnification of Administrative Agent and the L/C Issuer	66
9.09	Other Agents; Lead Managers	66

ARTICLE X. MISCELLANEOUS		67
10.01	Amendments, Etc.	67
10.02	Notices and Other Communications; Facsimile Copies	68
10.03	No Waiver; Cumulative Remedies	70
10.04	Attorney Costs; Expenses	70
10.05	Indemnification	70
10.06	Payments Set Aside	71
10.07	Successors and Assigns	71
10.08	Confidentiality	75
10.09	Set-off	76
10.10	Interest Rate Limitation	76
10.11	Counterparts	77
10.12	Integration; Electronic Execution of Assignments	77
10.13	Survival of Representations and Warranties	77
10.14	Severability	77
10.15	Governing Law	77
10.16	Waiver of Right to Trial by Jury, Etc.	78
10.17	USA PATRIOT Act Notice	78
10.18	Termination of Existing Credit Agreement	79
10.19	Release of Subsidiary Guaranty	79
10.20	ENTIRE AGREEMENT	79

SIGNATURES		S-1

iii

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments
5.12	Subsidiaries and other Equity Investments
7.01	Existing Liens
10.02	Addresses for Notices to Borrower, Guarantor and Administrative Agent

EXHIBITS

Form of:

A-1	Borrowing Notice for Committed Loans
A-2	Conversion/Continuation Notice
A-3	Borrowing Notice for Swing Line Loans
B	Note
C	Compliance Certificate pursuant to Section 6.02(a)
D	Assignment and Assumption
E	Guaranty (MLP)
F-1	Opinion of Counsel
F-2	Opinion of Internal Counsel

i

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 8, 2007, among SUNOCO LOGISTICS PARTNERS OPERATIONS L.P., a Delaware limited partnership (the “Borrower”), SUNOCO LOGISTICS PARTNERS L.P., a Delaware limited partnership (the “MLP”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility with a letter of credit sub-facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

6.125% Senior Note Indenture means the Indenture dated December 16, 2005 by and among Borrower as issuer, the MLP as guarantor, Sunoco Partners Marketing & Terminals and Sunoco Pipeline L.P. as subsidiary guarantors, and U.S. Bank National Association (appointed successor to Citibank, N.A.) as trustee, together with the First Supplemental Indenture dated as of May 8, 2006.

6.125% Senior Note Subsidiary Guarantees means the guarantees of the Subsidiary Guarantors (as defined in the 6.125% Senior Note Indenture) of the obligations arising under the 6.125% Senior Notes and the 6.125% Senior Note Indenture.

6.125% Senior Notes means those certain 6.125% Senior Notes due 2016 issued pursuant to the 6.125% Senior Note Indenture.

7.25% Senior Note Indenture means that certain Indenture dated May 8, 2006 by and among Borrower as issuer, the MLP as guarantor, Sunoco Partners Marketing & Terminals and Sunoco Pipeline L.P. as subsidiary guarantors, and Wachovia Bank, National Association (successor by merger to First Union National Bank) as trustee.

7.25% Senior Note Subsidiary Guarantees means the guarantees of the Subsidiary Guarantors (as defined in the 7.25% Senior Note Indenture) of the obligations arising under the 7.25% Senior Notes and the 7.25% Senior Note Indenture.

7.25% Senior Notes means those certain 7.25% Senior Notes due 2012 issued pursuant to the 7.25% Senior Note Indenture.

Acquisition means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by a Company of all or substantially all of the assets of a Person or of any business or division of a Person; (b) the acquisition by a Company of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person; or (c) a merger, consolidation, amalgamation, or other combination by a Company with another Person if a Company is the surviving entity, provided that, (i) in any merger involving the Borrower, the Borrower must be the surviving entity; and (ii) in any merger involving a Wholly-Owned Subsidiary and another Subsidiary, a Wholly-Owned Subsidiary shall be the survivor.

Acquisition Period means the period beginning with the payment of the purchase price for a Specified Acquisition (the “Acquisition Closing Date”) and ending on the earlier of (a) 270 days after the commencement of such period or (b) the date on which the Borrower is in compliance with Section 7.14; provided that during any Acquisition Period, no additional Acquisition Period shall commence, nor shall such Acquisition Period be extended, by any subsequent Specified Acquisition until the current Acquisition Period shall have terminated and Borrower shall be in compliance with Section 7.14. As used above, “Specified Acquisition” means an Acquisition or an Investment in a Permitted Joint Venture (a) for which the aggregate purchase price, when added to the aggregate purchase price for other Acquisitions and Investments in Permitted Joint Ventures closed during the twelve (12) calendar month period ending on the Acquisition Closing Date of such Acquisition or Investment, exceeds $50,000,000, and (b) which is designated by the Borrower (by written notice to the Administrative Agent) as a “Specified Acquisition”, such designation to be made at any time within 270 days after the Acquisition Closing Date of such Acquisition or Investment.

Administrative Agent means Citibank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

Administrative Details Form means the Administrative Details Form furnished by a Lender to the Administrative Agent in connection with this Agreement.

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent/Arranger Fee Letter has the meaning specified in Section 2.08(c).

Aggregate Commitments has the meaning set forth in the definition of “Commitment.”

Aggregate Committed Sum means, on any date of determination, the sum of all Committed Sums then in effect for all Lenders (as the same may have been reduced, increased or canceled as provided in the Loan Documents).

Agreement means this Credit Agreement.

Anniversary Date has the meaning set forth in Section 2.14(a).

Applicable Rate means the following percentages per annum (stated in terms of basis points) set forth in the table below, on any date of determination, with respect to the Type of Borrowing or facility fee that corresponds to the Pricing Level, as determined based upon the Borrower’s Debt Rating.

Pricing Level	Debt Rating	Facility Fee	Applicable Rate for Eurodollar Rate Loans, Swing Line Loans, and Letters of Credit	Applicable Rate for Base Rate Loans	Utilization Fee
1	> A/A2	4.5	18.0	0	5.0
2	A-/A3	5.0	20.0	0	5.0
3	BBB+/Baa1	7.0	23.0	0	5.0
4	BBB/Baa2	9.0	31.0	0	5.0
5	BBB-/Baa3	11.0	44.0	0	5.0
6	< BBB-/Baa3 or unrated	12.5	57.5	0	10.0

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(d) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger means each of Citigroup Global Markets Inc. and Barclays Capital (the investment banking division of Barclays Bank PLC), in their respective capacities as joint lead arrangers and bookrunners.

Assignment and Assumption means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

Attorney Costs means and includes all reasonable fees and reasonable disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

Attributable Indebtedness means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

Attributable Principal means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

Audited Financial Statement means the audited consolidated balance sheet of the MLP and its Subsidiaries for the fiscal year ended December 31, 2006 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the MLP and its Subsidiaries, including the notes thereto.

Authorizations means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

Bank Guaranties means guaranties or other agreements or instruments serving a similar function issued by a bank or other financial institution.

Barclays means Barclays Bank PLC.

Base Rate means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate.” Such rate is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Committed Loan that bears interest based on the Base Rate.

Board means the Board of Governors of the Federal Reserve System of the United States of America.

Borrower has the meaning set forth in the introductory paragraph hereto.

Borrower Affiliate means each Subsidiary of the Borrower, the General Partner, the MLP, the general partner of the MLP, and their respective Subsidiaries.

Borrower Operating Agreements means the following: (a) Borrower’s and its Subsidiaries’ Organization Documents, (b) the Omnibus Agreement, (c) the Contribution Agreement, (d) the Throughput Agreement, (e) the Interrefinery Lease Agreement, (f) the Treasury Services Agreement, and (g) the Intellectual Property Agreement.

Borrowing means (a) in the case of Committed Loans, a borrowing consisting of simultaneous Committed Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01, and (b) in the case of Swing Line Loans, a borrowing of a Swing Line Loan pursuant to Section 2.15.

Borrowing Notice means (1) with respect to Committed Loans, a notice of (a) a Borrowing of Committed Loans, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans as the same Type, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-1 or A-2, as applicable, and (2) with respect to a Borrowing of Swing Line Loans, a notice of a Borrowing of Swing Line Loans, which, if in writing, shall be substantially in the form of Exhibit A-3.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

Capital Expenditure by a Person means an expenditure (determined in accordance with GAAP) for any fixed asset owned by such Person for use in the operations of such Person having a useful life of more than one year, or any improvements or additions thereto.

Capital Lease means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.

Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash and deposit account balances held pursuant to documentation satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control means (a) the failure of Sunoco to own, directly or indirectly, 51% of the general partner interests in the MLP, (b) the failure of the MLP to own, free of all Liens, directly or indirectly, 100% of the general partner interests in the Borrower, (c) the failure of Sunoco to control the management of both the MLP and the Borrower, or (d) the failure of the MLP to own, free of all Liens, all of the limited partner interests in the Borrower.

Citibank means Citibank, N.A.

Closing Date means the date upon which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Sections 4.01(b) and 4.01(c), waived by the Person entitled to receive the applicable payment).

Code means the Internal Revenue Code of 1986, as amended.

Commercial Operation Date means the date on which a Material Project is substantially complete and commercially operable.

Commitment means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations pursuant to Section 2.02, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed its Committed Sum, in each case as such amount may be reduced or adjusted from time to time in accordance with this Agreement (the aggregate Commitments of all the Lenders, collectively, the “Aggregate Commitments”).

Committed Loan has the meaning specified in Section 2.01.

Committed Sum means for any Lender, at any date of determination occurring prior to such Lender’s Maturity Date, the amount stated beside such Lender’s name on the most-recently amended Schedule 2.01 to this Agreement, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable (in each case, which amount is subject to increase, reduction, or cancellation in accordance with the Loan Documents).

Company and Companies means, on any date of determination thereof, the MLP, the Borrower and each of their respective Subsidiaries.

Compensation Period has the meaning set forth in Section 2.11(e)(ii).

Compliance Certificate means a certificate substantially in the form of Exhibit C.

Consolidated EBITDA means, for any period, for the MLP and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest Charges for such period, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income. Consolidated EBITDA for a Rolling Period shall be calculated after giving effect, on a pro forma basis, to Acquisitions occurring during such period as if such Acquisitions occurred on the first day of the period; and, at Borrower’s option, Consolidated EBITDA shall be calculated by giving effect to Material Project EBITDA Adjustments.

Consolidated Interest Charges means, for any period, for the MLP and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the MLP and its Subsidiaries in connection with Indebtedness (including capitalized interest) other than Excluded Affiliate Debt, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the MLP and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

Consolidated Net Income means, for any period, for the MLP and its Subsidiaries on a consolidated basis, the net income or net loss of the MLP and its Subsidiaries from continuing operations, provided that there shall be excluded from such net income (to the extent otherwise included therein): (a) the income (or loss) of any entity other than a Subsidiary in which the MLP or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the MLP or such Subsidiary in the form of cash dividends or similar cash distributions; (b) net extraordinary gains and losses (other than, in the case of losses, losses resulting from charges against net income to establish or increase reserves for potential environmental liabilities and reserves for exposure under rate cases), and (c) any gains or losses attributable to non-cash write-ups or write-downs of assets.

Consolidated Net Worth means the sum of (i) the amount of partners’ capital of the MLP determined as of such date in accordance with GAAP, and (ii) Designated Hybrid Securities.

Consolidated Total Debt means, as of any date of determination, for the MLP and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Obligations hereunder), (b) Capital Leases, and (c) without duplication, all Guaranty Obligations with respect to Indebtedness of the type specified in subsections (a) and (b) above, excluding in all cases to the extent included in any of subsections (a) through (c) above, Designated Hybrid Securities.

Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Contribution Agreement means the Contribution, Conveyance and Assumption Agreement dated as of February 8, 2002 among Sunoco Partners LLC, the MLP, the Borrower, and certain Affiliates of Sunoco.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Credit Extension means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

Crude Oil Purchase Agreements means Crude Oil Purchase Agreements between Sunoco Partners Marketing & Terminals and Sunoco R&M, entered into from time to time.

Customary Coverage means insurance coverage in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

Debt Rating of the Borrower means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply.

Debtor Relief Laws means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Default Rate means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

Designated Hybrid Securities means at the end of any fiscal quarter, the outstanding Hybrid Securities at such time in a face amount that does not exceed 15% of Total Capitalization at such time.

Disposition or Dispose means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property (including stock, partnership and other equity interests) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Dollar and $ means lawful money of the United States of America.

EDGAR means the Electronic Data Gathering and Retrieval System of the United States Securities and Exchange Commission.

Eligible Assignee means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural Person) approved by the Administrative Agent, the L/C Issuers and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Environmental Law means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. § 4321 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Rivers and Harbors Act (33 U.S.C. § 401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Substances.

ERISA means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions of this Agreement relating to obligations imposed under Section 412 of the Code).

ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

Eurodollar Rate means for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on Reuters Screen LIBOR01 Page (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

Eurodollar Rate Loan means a Loan that bears interest at a rate based on the Eurodollar Rate.

Event of Default means any of the events or circumstances specified in Article VIII.

Evergreen Letter of Credit has the meaning specified in Section 2.02(b)(iii).

Excluded Affiliate Debt means Indebtedness that is included in the definition of Consolidated Total Debt, owed by the Borrower or a Subsidiary of the Borrower to a Sunoco, Inc. Affiliate in an amount not to exceed $75,000,000 in the aggregate that (a) requires no payment of principal at any time prior to the date that is six (6) months after the last occurring Stated Maturity Date of any Lender, (b) requires no payment of interest during the existence of a Default or Event of Default under this Agreement, (c) contains terms no less favorable to the Borrower and its Subsidiaries than could be obtained on an arm’s length basis from third parties, and (d) with respect to Indebtedness owed by the Borrower, is subordinated to the full payment of the Obligations pursuant to a subordination agreement satisfactory to the Required Lenders.

Excluded Taxes means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.03), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.02(a).

Existing Credit Agreement means the Credit Agreement dated as of November 22, 2004 among the Borrower, the Guarantor, Citibank, N.A. as Administrative Agent and L/C Issuer, and the lenders therein named, as amended.

Existing Letters of Credit means the letters of credit, if any, issued pursuant to the Existing Credit Agreement and outstanding on the Closing Date.

Existing Stated Maturity Date has the meaning set forth in Section2.14(a).

Extending Lender has the meaning set forth in Section 2.14(b).

Federal Funds Rate means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) charged to Citibank on such day on such transactions as determined by the Administrative Agent.

Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Subsidiary of any Person means a Subsidiary of such Person that is organized or incorporated under the Laws of a jurisdiction other than a jurisdiction of the United States.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

General Partner means Sunoco Logistics Partners GP LLC, a Delaware limited liability company, the general partner of the Borrower.

Governmental Authority means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Granting Lender has the meaning specified in Section 10.07(i).

Guarantor means the MLP.

Guaranty means that certain Guaranty dated as of even date herewith made by Guarantor in favor of the Administrative Agent on behalf of the Lenders guaranteeing the Obligations.

Guaranty Obligation means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other payment obligation of the payment of such Indebtedness or other payment obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other payment obligation of the payment thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other payment obligation of any other Person, whether or not such Indebtedness or other payment obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be the lesser of (a) an amount equal to the stated or determinable outstanding amount of the related primary obligation and (b) the maximum amount for which such guarantying Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless the outstanding amount of such primary obligation and the maximum amount for which such guarantying Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

Hazardous Substance means (a) any substance that is designated, defined, or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance, or that is otherwise regulated, under any Environmental Law, including without limitation any hazardous substance within the meaning of Section 101(14) of CERCLA, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

Honor Date has the meaning set forth in Section 2.02(c)(i).

Hybrid Securities means any trust preferred securities or deferrable interest subordinated debt issued by the Borrower, the MLP or a Financing Vehicle with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions at the option of the issuer thereof. “Financing Vehicle” means a business trust, limited liability company, limited partnership or similar entity (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly-Owned Subsidiaries) at all times by the Borrower or the MLP, (ii) that has been formed for the sole purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or the MLP and (B) payments made from time to time on such subordinated debt.

Increase Effective Date has the meaning set forth in Section 2.13(b).

Incremental EBITDA of an entity means the EBITDA of such entity for the most recent four fiscal quarters. For this purpose:

EBITDA means an amount equal to the sum of (a) Net Income, (b) Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Net Income.

Interest Charges means the sum of (a) all interest, premium payments, fees, charges and related expenses in connection with Indebtedness (including capitalized interest), in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

Net Income for a Person means the net income or net loss from continuing operations, provided that there shall be excluded from such net income (to the extent otherwise included therein): (a) the income (or loss) of any entity other than a Subsidiary in which such Person has an ownership interest, except to the extent that any such income has been actually received by such Person in the form of cash dividends or similar cash distributions; (b) net extraordinary gains and losses (other than, in the case of losses, losses resulting from charges against net income to establish or increase reserves for potential environmental liabilities and reserves for exposure under rate cases), and (c) any gains or losses attributable to non-cash write-ups or write-downs of assets.

Indebtedness means, as to any Person at a particular time, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the face amount of all letters of credit (including standby and commercial), banker’s acceptances, Bank Guaranties, surety bonds, and similar instruments issued for the account of such Person, and, without duplication, all drafts drawn and unpaid thereunder;

(c) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, other than trade accounts payable in the ordinary course of business not overdue by more than 60 days, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(d) Capital Leases; and

(e) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders. The amount of any Capital Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Indemnified Liabilities has the meaning set forth in Section 10.05.

Indemnified Taxes means Taxes other than Excluded Taxes.

Indemnitees has the meaning set forth in Section 10.05.

Independent Insurers means sound and reputable insurance companies not Affiliates of the Borrower.

Intellectual Property Agreement means the Intellectual Property and Trademark License Agreement dated as of February 8, 2002, among the Borrower, Sunoco, Sunoco R&M, the MLP and certain other Affiliates of Sunoco.

Interest Payment Date means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and as to any Lender, its Maturity Date.

Interest Period means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period applicable to any Loan of any Lender shall extend beyond the then effective Maturity Date of such Lender.

Interrefinery Lease Agreement means the Interrefinery Lease Agreement between Sunoco Pipeline L.P. and Sunoco R&M dated as of February 8, 2002.

Investment means, as to any Person, any acquisition or investment by such Person, whether directly or through a Subsidiary of such Person, by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another

Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

Investment Grade Rating means ratings of BBB- and Baa3 or better by S&P and Moody’s, respectively, of long-term non-enhanced senior unsecured debt.

IRS means the United States Internal Revenue Service.

Laws means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, any Governmental Authority.

L/C Advance means, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Committed Loans.

L/C Credit Extension means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

L/C Issuer means each of Citibank, Barclays and any other Lender that has, at the request of Borrower, agreed to issue Letters of Credit hereunder and that is reasonably acceptable to the Administrative Agent, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. As used herein, the term “the L/C Issuer” shall mean “each L/C Issuer” or “the applicable L/C Issuer,” as the context may require.

L/C Issuer Commitment means (a) with respect to each of Citibank and Barclays, $37,500,000, and (b) with respect to any Lender which agrees to be an L/C Issuer after the Closing Date, the aggregate face amount of Letters of Credit that such L/C Issuer has agreed in writing to issue as of the date such Lender became an L/C Issuer.

L/C Obligations means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

Lender has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

Lending Office means, as to any Lender, the office or offices of such Lender set forth on its Administrative Details Form, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

Letter of Credit means any standby or commercial letter of credit issued hereunder and shall include the Existing Letters of Credit.

Letter of Credit Application means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

Letter of Credit Expiration Date for each L/C Issuer means the day that is seven days prior to such L/C Issuer’s Stated Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

Leverage Ratio means, for the MLP and its Subsidiaries on a consolidated basis, the ratio of (a) (i) Consolidated Total Debt as of the determination date minus (ii) Excluded Affiliate Debt as of such date to (b) (i) Consolidated EBITDA for the period of the four fiscal quarters ending on such date, or if such date is not the last day of a fiscal quarter, ending on the last day of the fiscal quarter most recently ended.

Lien means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever to secure or provide for payment of any obligation of any Person, (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

Loan means an extension of credit by a Lender to the Borrower pursuant to Section 2.01 of this Agreement, in the form of a Committed Loan or a Swing Line Loan.

Loan Documents means this Agreement, each Note, the Agent/Arranger Fee Letter, each Borrowing Notice, each Compliance Certificate, the Guaranty, and any other document executed by the Borrower or the Guarantor which contains a provision stating that it is a “Loan Document” as herein defined.

Loan Parties means, collectively, the Borrower and the Guarantor.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole or of the MLP and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower and the MLP, collectively, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or against the MLP, collectively, of any Loan Documents.

Material Agreement means (a) each Borrower Operating Agreement, and (b) any other contract material to the business of the Borrower and its Subsidiaries, taken as a whole.

Material Project means any capital construction or expansion project of the Borrower or its Subsidiaries, the aggregate capital cost or budgeted capital cost of which, in each case, including capital costs expended prior to the Acquisition of any such project by the Borrower or its Subsidiaries, as the case may be, exceeds $25,000,000.00.

Material Project EBITDA Adjustments means, with respect to each Material Project

(A) for any Rolling Period ending on or prior to the last day of the fiscal quarter in which the Commercial Operation Date of such Material Project occurs, a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined by the Borrower in good faith and in a commercially reasonable manner based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other similar factors deemed appropriate by the Borrower) which may, at the Borrower’s option, for purposes of calculating the Leverage Ratio, be added to Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date as reflected in the Responsible Officer’s Certificate delivered pursuant to clause (C)(i) of this definition then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days, 100%; and

(B) for each Rolling Period ending on the last day of the first, second and third fiscal quarters, respectively, immediately following the fiscal quarter during which the Commercial Operation Date occurs, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the period from but excluding the end of such Rolling Period through and including the last day of the fourth fiscal quarter following the fiscal quarter during which the Commercial Operation Date occurs, may, at the Borrower’s option, for purposes of calculating the Leverage Ratio, be added to Consolidated EBITDA for such Rolling Period (net of any actual Consolidated EBITDA attributable to the Material Project) through and including the last day of the fiscal quarter during which the Commercial Operation Date occurs.

(C) Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Material Project unless at least 20 days prior to the delivery of any Compliance Certificate on which Material Project EBITDA Adjustments will be reflected for a Material Project (or such shorter time period as may be agreed by the Administrative Agent), the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the scheduled Commercial Operation Date of such Material Project and as to the amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as the Administrative Agent or any Lender may reasonably request, and such certificate, explanation and other information and documentation delivered by the Borrower shall be deemed in form and substance satisfactory to the Administrative Agent and the Required Lenders unless the Administrative Agent or the Required Lender object thereto within 10 Business Days after receipt thereof, and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments for Acquisitions pursuant to the definition of Consolidated EBITDA).

Maturity Date means for each Lender (including the Swing Line Lender) (a) such Lender’s Stated Maturity Date, or (b) such earlier effective date of any other termination, cancellation, or acceleration of all Commitments under this Agreement.

Maximum Amount and Maximum Rate respectively mean, for each Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligations.

MLP has the meaning set forth in the introductory paragraph hereto.

Moody’s means Moody’s Investors Service, Inc.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

Non-Extending Lender has the meaning set forth in Section 2.14(b).

Nonrenewal Notice Date has the meaning specified in Section 2.02(b)(iii).

Notes means promissory notes of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

Notice Date has the meaning set forth in Section 2.14(b).

Obligations means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding; provided that, all references to the “Obligations” in the Guaranty and in Sections 2.11(c) and 10.09 of this Agreement shall, in addition to the foregoing, also include all present and future indebtedness, liabilities, and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed to any Lender or any Affiliate of a Lender arising from or pursuant to any Swap Contract entered into by the Borrower or any of its Subsidiaries.

Omnibus Agreement means the Omnibus Agreement dated as of February 8, 2002, among the MLP, General Partner, the Borrower, Sunoco, Sunoco (R&M) and certain other Affiliates of Sunoco.

Organization Documents means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

Other Taxes means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Outstanding Amount means on any date, (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Committed Loans and Swing Line Loans occurring on such date; and (ii) with respect to any L/C Obligations, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

Participant has the meaning specified in Section 10.07(d).

Partnership Agreement (Borrower) means the Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners Operations L.P., dated as of February 8, 2002.

Partnership Agreement (MLP) means the Second Amended and Restated Agreement of Limited Partnership of the MLP, dated as of July 20, 2004.

PBGC means the Pension Benefit Guaranty Corporation.

Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2)(A) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

Permitted Investments means:

(a) United States Dollars;

(b) direct general obligations, or obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof having remaining maturities of not more than thirteen (13) months, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemptions;

(c) certificates of deposit and eurodollar time deposits with maturities of thirteen (13) months or less, bankers acceptances with maturities not exceeding one hundred eighty (180) days, overnight bank deposits and other similar short term instruments, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and having a rating of at least “A2” by Moody’s and at least “A” by S&P;

(d) repurchase obligations with a term of not more than thirteen (13) months for underlying securities of the types described in (b) and (c) above entered into with any financial institution meeting the qualifications in (c) above;

(e) commercial paper (having original maturities of not more than two hundred seventy (270) days) of any person rated “P-1” or better by Moody’s or “A-1” or the equivalent by S&P; and

(f) money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clause (a) through (e) above.

Permitted Joint Venture means any Person (other than a Subsidiary) in which the Borrower owns (including ownership through its Subsidiaries) equity interests representing less than 100% of the total outstanding equity interests of such Person, provided that such Person is engaged only in the businesses that are permitted for the Borrower and its Subsidiaries pursuant to Section 7.09.

Permitted Liens means Liens permitted under Section 7.01 as described in such Section.

Person means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

Plan means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

Present and Related Businesses means the storage, transportation and distribution of hydrocarbons, and businesses closely related thereto.

Pro Rata Share means, at any date of determination, for any Lender, the percentage (carried out to the ninth decimal place) that its Committed Sum bears to the Aggregate Committed Sum.

Quarterly Distributions means with respect to the Borrower, the distributions by the Borrower of Available Cash (as defined in the Partnership Agreement (Borrower)) or with respect to MLP, the distributions by the MLP of Available Cash (as defined in the Partnership Agreement (MLP)).

Refinery Assets means refineries and related assets that accept crude oil or feedstock or ship product pursuant to a Borrower Operating Agreement.

Register has the meaning set forth in Section 10.07(c).

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil in violation of any Environmental Law.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Request for Credit Extension means (a) with respect to a Borrowing, conversion or continuation of Loans, a Borrowing Notice, and (b) with respect to a L/C Credit Extension, a Letter of Credit Application.

Required Lenders means (a) on and after the Closing Date and at all times thereafter prior to termination of the Commitments, Lenders whose Pro Rata Shares aggregate more than 50%, and (b) at any time after termination of the Commitments, those Lenders holding more than 50% of the sum of (i) the Loans plus (ii) the L/C Obligations.

Responsible Officer means the president, chief executive officer, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Payment by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.

Rights means rights, remedies, powers, privileges, and benefits.

Rolling Period means any period of four consecutive fiscal quarters.

S&P means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

Senior Note Indentures means, collectively, (a) the 7.25% Senior Note Indenture, and (b) the 6.125% Senior Note Indenture.

Senior Notes means, collectively, (a) the 7.25% Senior Notes, and (b) the 6.125% Senior Notes.

Senior Note Subsidiary Guarantees means, collectively, (a) the 7.25% Senior Note Subsidiary Guarantees, and (b) the 6.125% Senior Note Subsidiary Guarantees.

Servicing Employees has the meaning set forth in Section 5.15.

SPC has the meaning specified in Section 10.07(i).

Stated Maturity Date means for each Lender, the later of (a) November 22, 2012, and (b) if such date is extended for such Lender pursuant to Section 2.14, such extended date as determined pursuant to such Section.

Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

Sunoco means Sunoco, Inc., a Pennsylvania corporation.

Sunoco Contract Party means any Sunoco, Inc. Affiliate that is a party to a Material Agreement with the MLP, the Borrower or a Subsidiary of Borrower, and any permitted assignee.

Sunoco, Inc. Affiliate means Sunoco and each Affiliate of Sunoco other than the Companies.

Sunoco Partners Marketing & Terminals means Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership, any successor entity or any entity to which all or substantially all of its assets are transferred.

Sunoco Pipeline L.P. means Sunoco Pipeline L.P., a Texas limited partnership, any successor entity or any entity to which all or substantially all of its assets are transferred.

Sunoco (R&M) means Sunoco, Inc. (R&M), a Pennsylvania corporation.

Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

Swing Line Lender means Citibank, N.A., in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

Swing Line Loan has the meaning specified in Section 2.15.

Swing Line Sublimit means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

Synthetic Lease Obligation means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Principal in respect thereof as of such date.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Throughput Agreement means the Pipelines and Terminals Storage and Throughput Agreement between the Borrower, Sunoco R&M, and certain other Affiliates of Sunoco dated as of February 8, 2002.

Total Capitalization means, as of any date of determination, the total of (i) Consolidated Total Debt plus (ii) Consolidated Net Worth.

Treasury Services Agreement means the Amended and Restated Treasury Services Agreement between the Borrower, the MLP, and Sunoco, dated as of November 26, 2003, pursuant to which the Borrower and the MLP participate in Sunoco’s centralized cash management program.

Type means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

Unauthorized Assignment means an assignment by a Sunoco Contract Party of any of its obligations under a Borrower Operating Agreement other than an assignment to a Person with an Investment Grade Rating who fully assumes the obligations of such Sunoco Contract Party under such Borrower Operating Agreement.

Unfunded Pension Liability means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Unreimbursed Amount has the meaning set forth in Section 2.02(c)(i).

Voting Stock means the capital stock (or equivalent thereof) of any class or kind, of a Person, the holders of which are entitled to vote for the election of directors, managers, or other voting members of the governing body of such Person.

Wholly-Owned when used in connection with a Person means any Subsidiary of such Person of which all of the issued and outstanding shares of stock (except shares required as directors’ qualifying shares) shall be owned by such Person or one or more of its Wholly-Owned Subsidiaries.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01 Committed Loans.

(a) Subject to the terms and conditions set forth herein, each Lender severally, but not jointly, agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to such Lender’s Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment. Such Borrowings may be prepaid and reborrowed from time to time in accordance with the terms and provisions of the Loan Documents; provided that, each such Borrowing must occur on a Business Day and no later than the Business Day immediately preceding such Lender’s Maturity Date, and provided, further, that after giving effect to any Borrowing of Committed Loans, (i) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Commitment.

(b) Loans shall be available to the Borrower for the purposes set forth in Section 6.12.

2.02 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and its Subsidiaries; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Outstanding Amount of all L/C Obligations and all Loans would exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations under Letters of Credit issued by such L/C Issuer would exceed the L/C Issuer Commitment of such L/C Issuer. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit, if any, shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(C) such Letter of Credit is in a face amount less than $100,000, or is to be used for a purpose other than as described in Section 6.12 or is denominated in a currency other than Dollars.

(iii) The L/C Issuer shall not issue a Letter of Credit if:

(A) subject to Section 2.02(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur

(1) after the Letter of Credit Expiration Date, unless the L/C Issuer and all Lenders (other than any Non-Extending Lender(s) who shall no longer be a party(ies) to this Agreement after such expiry date) have approved such expiry date, or

(2) after any Stated Maturity Date applicable to any Non-Extending Lender, unless (x) the amount of such Letter of Credit together with all other L/C Obligations and Loans outstanding on the date of issuance of such Letter of Credit is equal to or less than the Aggregate Commitments of all Lenders who shall remain parties to this Agreement subsequent to such Stated Maturity Date, and (y) the Borrower obtains prior approval from the L/C Issuer and all Lenders who shall remain parties to this Agreement subsequent to such Stated Maturity Date;

(iv) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York time, at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if it has received notice on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from any Lender stating that one or more of the applicable conditions specified in Section 4.02 is not then satisfied and directing the L/C Issuer not to permit such renewal. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., New York time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the L/C Issuer, nor any of the respective Affiliates, correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the L/C Issuer, nor any of the respective Affiliates, correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (e)(i) through (e)(v) of Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount). In addition, Sections 2.04(b) and 8.02 set forth certain requirements to Cash Collateralize under the circumstances therein described. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked interest bearing deposit accounts at the Administrative Agent.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued equal to the Applicable Rate times the actual daily undrawn amount under each Letter of Credit. Such fee for each Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. If there is any change in the Applicable Rate during any quarter, the actual daily undrawn amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit issued equal to 1/8 of 1% per annum on the daily undrawn amount thereunder, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.03 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Borrowing of Committed Loans, each conversion of Committed Loans from one Type to the other, and each continuation of Committed Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, (ii) one Business Day prior to the conversion of Eurodollar Rate Loans to Base Rate Loans, and (iii) on the requested date of any Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by an authorized officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Borrowing Notice with respect to Committed Loans, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing of Committed Loans, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Committed Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at any given time with respect to Committed Loans.

2.04 Prepayments.

(a) Optional Prepayments.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay in whole or in part the Committed Loans without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Unless a Default or Event of Default has occurred and is continuing or would arise as a result thereof, any payment or prepayment of the Loans may be reborrowed by Borrower, subject to the terms and conditions hereof.

(b) Mandatory Payments/Reductions. If for any reason the Outstanding Amount of all Loans and L/C Obligations at any time exceeds the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess, and if, after prepayment of all Loans, any such excess remains, the Borrower shall immediately Cash Collateralize the L/C Obligations in an aggregate amount equal to such remaining excess.

(c) Mandatory Prepayments: Interest/Consequential Loss. All prepayments under this Section 2.04 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and any amounts due under Section 3.05.

2.05 Reduction or Termination of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Aggregate Commitments of each Lender according to its Pro Rata Share. All facility fees on the portion of the Commitment so terminated which have accrued to the effective date of any termination of Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans.

(a) The Borrower shall repay to each Lender on such Lender’s Maturity Date the aggregate principal amount of such Lender’s Committed Loans outstanding on such date.

(b) The Borrower shall repay to the Swing Line Lender on such Lender’s Maturity Date the aggregate principal amount of Swing Line Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Federal Funds Rate plus the Applicable Rate.

(b) While any Event of Default exists or after acceleration, (i) the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law, and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) If the designated rate applicable to any Borrowing exceeds the Maximum Rate, the rate of interest on such Borrowing shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Outstanding Amount of any Loans or L/C Obligations, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by Law, the Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on such Outstanding Amount.

2.08 Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments, regardless of usage. The facility fee payable to each Lender shall accrue at all times from the Closing Date until the Maturity Date for such Lender and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for such Lender. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The facility fee shall accrue at all times from and after the Closing Date, including at any time during which one or more of the conditions in Article IV is not met.

(b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a utilization fee equal to the Applicable Rate times the actual daily aggregate Outstanding Amount of Loans and L/C Obligations on each day that such aggregate Outstanding Amount exceeds 50% of the Aggregate Commitments. The utilization fee payable to each Lender shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for such Lender. The utilization fee shall be calculated quarterly in arrears. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(c) Arranger’s and Agency Fees. The Borrower shall pay certain fees to each Arranger for such Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the letter agreement, dated July 16, 2007 (the “Agent/Arranger Fee Letter”), between the Borrower, the Arrangers and the Administrative Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(d) Lenders’ Upfront Fee. On the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an upfront fee in the agreed amount in accordance with the Agent/Arranger Fee Letter. Such upfront fees are for the credit facilities by the Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

2.09 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.10 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or the L/C Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by one or more Notes. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

2.11 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If no Default or Event of Default exists and if no order of application is otherwise specified in the Loan Documents, payments and prepayments of the Obligations shall be applied first to fees, second to accrued interest then due and payable on the Outstanding Amount of Loans and L/C Obligations, and then to the remaining Obligations in the order and manner as Borrower may direct.

(d) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully the Obligations, or if a Default or Event of Default exists, any payment or prepayment shall be applied in the following order: (i) to the payment of enforcement expenses incurred by the Administrative Agent, including Attorney Costs; (ii) to the ratable payment of all other fees, expenses, and indemnities for which the Administrative Agent or Lenders have not been paid or reimbursed in accordance with the Loan Documents (as used in this Section 2.11(d))(ii), a “ratable payment” for any Lender or the Administrative Agent shall be, on any date of determination, that proportion which the portion of the total fees, expenses, and indemnities owed to such Lender or the Administrative Agent bears to the total aggregate fees and indemnities owed to all Lenders and the Administrative Agent on such date of determination); (iii) to the ratable payment of accrued and unpaid interest on the Outstanding Amount of Loans and L/C Borrowings (as used in this Section 2.11(d)(iii), “ratable payment” means, for any Lender, on any date of determination, that proportion which the accrued and unpaid interest on the Outstanding Amount of Loans and L/C Borrowings owed to such Lender bears to the total accrued and unpaid interest on the Outstanding Amount of Loans and L/C Borrowings owed to all Lenders); (iv) to the ratable payment of the Outstanding Amount of Loans and L/C Borrowings (as used in this Section 2.11(d)(iv), “ratable payment” means for any Lender, on any date of determination, that proportion which the Outstanding Amount of Loans and L/C Borrowings owed to such Lender bears to the Outstanding Amount of Loans and L/C Borrowings owed to all Lenders); (v) to Cash Collateralize Letters of Credit; and (vi) to the payment of the remaining Obligations, if any, in the order and manner Required Lenders deem appropriate.

(e) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder (or, in the case of a Lender’s notice associated with a Base Rate Loan, prior to 1:00 p.m., New York time, on the date of the funding of such Loan) that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative

Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f) If any Lender makes available to the Administrative Agent funds for any Committed Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g) The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.08 are several and not joint. The failure of any Lender to make any Committed Loan, fund any participation or make any payment pursuant to Section 9.08 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or to make its payment pursuant to Section 9.08.

(h) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Committed Loans or participations and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations and Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party.

2.13 Increase in Aggregate Committed Sum.

(a) Provided there exists no Default or Event of Default, the Borrower may from time to time provide notice to the Administrative Agent (who shall promptly notify the Lenders) that (i) one or more Lenders has or have agreed to increase its (or their) Committed Sum under the Credit Agreement, or (ii) one or more Eligible Assignees (other than a Lender) has or have agreed to become Lender(s) pursuant a joinder agreement in form and substance satisfactory to the Administrative Agent; provided, that (i) the Borrower shall be required to obtain the prior written consent of each L/C Issuer to the addition of any new Lender and to the increase in the Committed Sum of any existing Lender, (ii) the minimum Committed Sum of any new Lender shall be $5,000,000, and (iii) the Aggregate Committed Sum may at no time exceed $700,000,000. No Lender is obligated to increase its Committed Sum at any time pursuant to this Section 2.13.

(b) If the Aggregate Committed Sum is increased in accordance with this Section 2.13, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower and of the Guarantor dated as of the Increase Effective Date signed by a Responsible Officer of each such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Aggregate Committed Sum under this Section 2.13.

(c) This Section 2.13 shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

2.14 Extension of Stated Maturity Date.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to each Anniversary Date (hereinafter defined), request that each Lender extend such Lender’s Stated Maturity Date to the date that is one year after the last occurring Stated Maturity Date then in effect for such Lender (the “Existing Stated Maturity Date”); provided, however, after giving effect to an extension, the new Stated Maturity Date which takes effect on an Anniversary Date may not be more than five years after such Anniversary Date. “Anniversary Date” means November 22, 2008 and November 22 of each calendar year thereafter.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the applicable Anniversary Date and not later than the date that is 20 days prior to the applicable Anniversary Date (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Stated Maturity Date, an “Extending Lender”). Each Lender that determines not to so extend its Stated Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section.

(d) Replacement of Non-Extending Lenders. On or before the applicable Anniversary Date the Borrower may require a Non-Extending Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07, and pursuant to an Assignment and Assumption or other form satisfactory to the Administrative Agent), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee (each, an “Additional Commitment Lender”) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) effective as of the applicable Anniversary Date, provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b); (ii) such Non-Extending Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee or the Borrower; and (iii) such assignment does not conflict with applicable Laws.

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Stated Maturity Date (without regard to the new or increased Commitment of any Additional Commitment Lender) shall be more than 51% of the aggregate amount of the Commitments in effect immediately prior to the applicable Anniversary Date, then, effective as of the applicable Anniversary Date, the Stated Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that is one year after the Existing Stated Maturity Date (except that, if such date is not a Business Day, such Stated Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extension. Notwithstanding the foregoing, any extension of any Stated Maturity Date pursuant to this Section 2.14 shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the applicable Anniversary Date and after giving effect thereto;

(ii) the representations and warranties contained in Article V are true and correct in all material respects on and as of the applicable Anniversary Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of an earlier date, as of such earlier date); and

(iii) a Responsible Officer of the Borrower and a Responsible Officer of the MLP deliver to the Administrative Agent a certificate certifying as the matters set forth in the foregoing clauses (i) and (ii).

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

2.15 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.15, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Swing Line Lender’s Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Committed Sum; provided, however, that after giving effect to any Swing Line Loan, (i) the Outstanding Amount of all L/C Obligations and all Loans shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Committed Sum, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.15, prepay under Section 2.04, and reborrow under this Section 2.15. Each Swing Line Loan shall bear interest at the Federal Funds Rate plus the Applicable Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent in the form of Exhibit A-3, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m., New York time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Borrowing Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Borrowing Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 4:00 p.m., New York time, on the date of the proposed Swing Line Borrowing that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m., New York time, on the borrowing date specified in such Borrowing Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice with respect to Committed Loans for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Borrowing Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing Notice, whereupon, subject to Section 2.15(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Committed Loans in accordance with Section 2.15(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.15(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.15(c) by the time specified in Section 2.15(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.15(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.15(c)) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.15 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower or the Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments made by it, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender(s) or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or the Guarantor, as applicable) shall make such deductions and (iii) the Borrower (or the Guarantor, as applicable) shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower (or the Guarantor, as applicable) to a Governmental Authority, the Borrower (or the Guarantor, as applicable) shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower (or the Guarantor, as applicable) or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower (or the Guarantor, as applicable) an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower (or the Guarantor, as applicable) under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower (or the Guarantor, as applicable), upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (or the Guarantor, as applicable) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the reasonable judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Administrative Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (b) if the Required Lenders determine and notify the Administrative Agent that the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, then the

Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or L/C Issuer;

(ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

(iii) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Committed Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Committed Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.07 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, or eliminate the need for the notice pursuant to Section 3.02, as applicable and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions to Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) and unless otherwise specified, each properly executed by an authorized officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and the Guaranty, each dated as of the Closing Date;

(ii) Notes executed by the Borrower in favor of each Lender requesting such Notes, each dated as of the Closing Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each officer thereof authorized to act in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such evidence as the Administrative Agent may reasonably require to verify that each Loan Party and the General Partner is duly organized or formed, validly existing, in good standing in the jurisdiction of its organization;

(v) a certificate signed by an a Responsible Officer of the Borrower certifying (A) that the representations and warranties contained in Article V are true and correct in all respects on and as of such date, (B) no Default or Event of Default has occurred and is continuing as of such date, (C) since December 31, 2006 there has occurred no material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, and its Subsidiaries taken as a whole, or of any Borrower Affiliate, (D) there is no litigation, investigation or proceeding known to and affecting the Borrower or any Borrower Affiliate for which the Borrower is required to give notice pursuant to Section 6.03(c) (or, if there is any such litigation, investigation or proceeding, then a notice containing the information required by Section 6.03(c) shall be given concurrently with the delivery of the certificate given pursuant to this clause (v)), (E) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority by or against the Borrower or any Borrower Affiliate, or any of their respective properties, that (1) could reasonably be expected to materially and adversely affect the Borrower, any Borrower Affiliate, or the Guarantor, or (2) seeks to affect any transaction contemplated hereby or the ability of the Borrower or the Guarantor to perform its obligations under the Loan Documents, and (F) (1) that attached thereto are true and correct copies of the notices to be delivered to the respective trustees under the Senior Note Indentures required pursuant to the terms of the Senior Note Indentures in order to effectuate the release of the Senior Note Subsidiary Guarantees, and (2) that such notices have been, or are being, delivered to such trustees on the Closing Date;

(vi) receipt of audited financial statements of the MLP as of December 31, 2006, unaudited financial statements of the MLP as of March 31, 2007, and such other financial information as the Administrative Agent may reasonably request;

(vii) opinions from (i) Ballard Spahr Andrews & Ingersoll, LLP, counsel to each Loan Party and the General Partner, substantially in the form of Exhibit E-1 hereto, and (ii) Bruce Davis, Esq., counsel to each Loan Party and the General Partner, substantially in the form of Exhibit E-2 hereto;

(viii) evidence of termination of the Commitments as defined in Existing Credit Agreement and repayment or refinancing of all loans thereunder; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, or the Required Lenders reasonably may require.

(b) Any fees due and payable at the Closing Date shall have been paid.

(c) The Borrower shall have paid Attorney Costs of the Administrative Agent to the extent invoiced prior to, or on, the Closing Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

4.02 Conditions to all Loans and L/C Credit Extensions. The obligation of each Lender to honor any Borrowing Notice with respect to Committed Loans (other than a Borrowing Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Committed Loans as the same Type) and the obligation of the L/C Issuer to issue any Letter of Credit and the obligation of the Swing Line Lender to honor any Borrowing Notice with respect to Swing Line Loans is subject to the following conditions precedent:

(a) The representations and warranties of the Loan Parties contained in Article V (other than Section 5.05(c)), or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Request for Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist or would result from such proposed Request for Credit Extension.

(c) The Administrative Agent, and, if applicable, the L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension and, if applicable, a Letter of Credit Application in accordance with the requirements hereof.

(d) The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Required Lenders reasonably may require.

Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Committed Loans as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the MLP represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence; Qualification and Power; Compliance with Laws. As of the Closing Date, the General Partner shall be the sole general partner of the Borrower. All of the limited partner interests in the Borrower, which shall constitute 99.99% of the partner interests of the Borrower, are owned by the MLP. The General Partner and each Loan Party and the respective Subsidiaries of the foregoing (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and may be subject to the discretion of courts with respect to the granting of equitable remedies.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The Audited Financial Statements (i) fairly present the financial condition of the MLP and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance in all material respects with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) show all material indebtedness and other liabilities, direct or contingent, of the MLP and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b) The unaudited consolidated financial statements of the MLP and its Subsidiaries dated March 31, 2007 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the MLP and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance in all material respects with GAAP consistently applied throughout the period covered thereby, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the MLP and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(c) Since December 31, 2006, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of the MLP or the Borrower threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any of their properties or revenues which (a) seek to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) could reasonably be expected to have a Material Adverse Effect.

5.07 Ownership of Property; Liens. Each Company has good title to, or valid leasehold interests in, all its real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect, and the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.08 Environmental Compliance. The MLP and the Borrower have reasonably concluded that (a) there are no claims alleging potential liability under or responsibility for violation of any Environmental Law except any such claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) there is no environmental condition or circumstance, such as the presence or Release of any Hazardous Substance, on any property owned, operated or used by any Company that could reasonably be expected to have a Material Adverse Effect, and (c) there is no violation of or by any Company of any Environmental Law, except for such violations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Insurance. The Companies maintain insurance providing Customary Coverage provided by Independent Insurers, or the Companies and their properties are covered by coverage provided by Independent Insurers to Sunoco and its Affiliates, and Sunoco provides such contractual coverage to the Companies with respect to paying or otherwise satisfying deductible requirements such that the Required Lenders are satisfied that the effect of such arrangement is to provide the Companies with the equivalent of Customary Coverage.

5.10 Taxes. The MLP, the Borrower and their respective Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Company that would, if made, have a Material Adverse Effect.

5.11 ERISA Compliance. The representations and warranties set forth in this Section 5.11 shall apply only if the Borrower or an ERISA Affiliate establishes a Plan.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the MLP and the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except to the extent that nonqualification could not reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent that nonpayment could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the MLP or the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither the MLP nor the Borrower nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the Borrower’s and the MLP’s knowledge, no other party has engaged in or permitted to occur any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability that (when aggregated with any other Unfunded Pension Liability) has resulted or could reasonably be expected to result in a Material Adverse Effect; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA that could reasonably be expected to have a Material Adverse Effect.

5.12 Subsidiaries and other Investments. As of the Closing Date the Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.12, has no equity investment in any other corporation or other entity other than those specifically disclosed in part (b) of Schedule 5.12, and such investments described in part (b) of Schedule 5.12 are in compliance with Section 7.02(c). From and after the Closing Date the MLP will have no Subsidiaries other than the General Partner, the Borrower, and the Borrower’s Subsidiaries.

5.13 Margin Regulations; Investment Company Act; Public Utility Holding Company Act; Use of Proceeds.

(a) No Loan Party is engaged and no Loan Party will engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock. Margin Stock constitutes less than 25% of those assets of each Loan Party which are subject to any limitation on a sale, pledge, or other restrictions hereunder.

(b) No Loan Party, no Person controlling any Loan Party, or any Subsidiary of any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c) The Borrower will use all proceeds of Credit Extensions in the manner set forth in Section 6.12.

5.14 Disclosure. No statement, information, report, representation, or warranty made by any Loan Party in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Loan Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.15 Labor Matters. To the Borrower’s and the MLP’s knowledge, there are no actual or threatened strikes, labor disputes, slowdowns, walkouts, or other concerted interruptions of operations by the Servicing Employees that could reasonably be expected to have a Material Adverse Effect. As used in this Section, “Servicing Employees” means employees of the General Partner or other Affiliate of Sunoco who perform services in connection with Borrower’s and its Subsidiaries’ business.

5.16 Compliance with Laws. No Company in violation of any Laws, other than such violations which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect. No Company has received notice alleging any noncompliance with any Laws, except for such noncompliance which no longer exists, or which non-compliance could not reasonably be expected to have a Material Adverse Effect.

5.17 Third Party Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any party that is not a party to this Agreement is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except where obtained or where the failure to receive such approval, consent, exemption, authorization, or the failure to do such other action by, or provide such notice could not reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. Neither the Borrower and its Subsidiaries on a consolidated basis nor the MLP and its Subsidiaries on a consolidated basis are “insolvent” as such term is used and defined in (i) the United States Bankruptcy Code or (ii) the New York Fraudulent Conveyance Act, N.Y. Debt. & Cred. Law §§ 270-281.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of the Borrower and the MLP shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause each of their Subsidiaries to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the MLP, consolidated balance sheets of the MLP and its Subsidiaries as at the end of such fiscal year, and the related statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Required Lenders; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the MLP, a consolidated balance sheet of the MLP and its Subsidiaries as at the end of such fiscal quarter, and the related statements of income and cash flows for such fiscal quarter and for the portion of the MLP’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the MLP as fairly presenting the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

provided that, if any financial statement referred to in Section 6.01(a) or (b) is readily available on-line through EDGAR, in lieu of furnishing copies of such financial statement, the Borrower may notify the Administrative Agent of the availability of such financial statements on EDGAR, and the Administrative Agent shall make such notice available to the Lenders.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) (or, if the Borrower’s obligation to deliver such financial statements is fulfilled by making them available on-line through EDGAR, then at the time or promptly after the time that such financial statements are made available on-line through EDGAR, but in any event not later than the 90-day and 45-day time periods set forth in Sections 6.01(a) and 6.01(b)), a duly completed Compliance Certificate in form of Exhibit C signed by a Responsible Officer of the Borrower and a Responsible Officer of the MLP;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or written communication sent to the equity owners of the MLP, and copies of all annual, regular, periodic and special reports and registration statements which the MLP may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after execution thereof, copies of Material Agreements and any material amendment thereto; provided that if any such agreement or amendment is available on-line through EDGAR, the Borrower shall not be obligated to furnish copies thereof; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default, as soon as possible but in any event within ten days after the occurrence thereof;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following events if such has resulted or could reasonably be expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any litigation, investigation by or required by a Governmental Authority or proceeding between any Loan Party and any Governmental Authority; or (iii) any litigation, investigation or proceeding involving any Loan Party related to any Environmental Law;

(c) of any litigation, investigation or proceeding known to and affecting the Borrower or any Borrower Affiliate in which (i) the amount involved exceeds (individually or collectively) $15,000,000, or (ii) injunctive relief or similar relief is sought, which could be reasonably expected to have a Material Adverse Effect; and

(d) of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating of the Borrower.

In addition, the Borrower and the MLP shall exercise reasonable efforts to promptly notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower or the MLP.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except, in the case of clause (a) or (b), where (x) the validity thereof is being contested in good faith by appropriate proceedings, (y) adequate reserves in accordance with GAAP are being maintained by the appropriate Loan Party, and (z) the failure to make such payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Sections 7.05 and 7.06, and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises material to the conduct of its business, except in a transaction permitted by Sections 7.05 and 7.06.

6.06 Maintenance of Assets and Business. (a) Maintain all material licenses, permits, and franchises necessary for the normal business; (b) keep all of its assets which are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof; and (c) do all things necessary to obtain, renew, extend, and continue in effect all Authorizations which may at any time and from time to time be necessary for the Borrower and its Subsidiaries to operate their businesses in compliance with applicable Law; except where the failure to so maintain, renew, extend, or continue in effect could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain insurance with respect to its properties and business as described in Section 5.09.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including Environmental Laws) applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Compliance with ERISA. With respect to each Plan maintained by a Company, do each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification, and (c) make all required contributions to any Plan subject to Section 412 of the Code, except to the extent that noncompliance, with respect to each event listed above, could not be reasonably expected to have a Material Adverse Effect.

6.12 Use of Proceeds. Use the proceeds of the Credit Extensions only (a) to refinance loans under the Existing Credit Agreement, (b) for working capital requirements of the Borrower and its Subsidiaries, (c) to finance Acquisitions by the Borrower and its Subsidiaries and to finance Investments in Permitted Joint Ventures subject in each case to compliance with this Agreement, including Sections 7.02 and 7.09, (d) to fund Quarterly Distributions to the extent permitted by Section 7.07, (e) to finance Capital Expenditures including Material Projects, and (f) for other general company purposes.

6.13 Material Agreements. Perform its obligations under the Material Agreements except where failure to do so could not reasonably be expected to have a Material Adverse Effect; enforce the obligations of Sunoco contained in the indemnification provisions of the Omnibus Agreement, and enforce the other obligations of the Sunoco Contract Parties under the Borrower Operating Agreements to the same extent as they would enforce similar obligations of unrelated third parties.

6.14 Maintenance of Separateness.

(a) (i) Maintain books and records separate from those of any other Person, including any Sunoco, Inc. Affiliate;

(ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets;

(iii) observe all organizational formalities;

(b) (i) hold itself out to creditors and the public as separate and distinct from any other Person, including Sunoco, Inc. Affiliates;

(ii) conduct its business in its name or in business names or trade names of the Companies, and use stationary, invoices and checks separate from those of Sunoco, Inc. Affiliates;

(iii) not hold itself out as being available to satisfy the obligations of any other Person, including any Sunoco, Inc. Affiliate;

(c) To the extent that any Company shares the same officers or other employees as any of its Affiliates (other than another Company), the salaries of and expenses relating to providing benefits to such officers and employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees;

(d) To the extent that any Company jointly contracts with any of its Affiliates (other than another Company) to do business with vendors or service providers or to share overhead expenses, the costs incurred in doing so shall be allocated fairly among such entities and each such entity shall bear its fair share of such costs. To the extent that any Company contracts or does business with vendors or service providers where the goods and services are partially for the benefit of an Affiliate (other than another Company), the costs incurred in doing so shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs; and

(e) To the extent that any Company has officers in the same location as any of its Affiliates (other than another Company), there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

6.15 Confirmation of Release of Senior Note Subsidiary Guarantees. By no later than 90 days after the Closing Date (or such later date as may be determined by the Administrative Agent in its sole discretion, provided that such date shall not exceed 180 days after the Closing Date), Borrower shall deliver to the Administrative Agent (a) the instrument received from the trustee under the 6.125% Senior Note Indenture evidencing the release of the 6.125% Senior Note Subsidiary Guarantees, and (b) the amendment to the 7.25% Senior Note Indenture confirming the termination of the 7.25% Senior Note Subsidiary Guarantees.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligations shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of the MLP and the Borrower agree that they shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased, the amount of the Indebtedness secured thereby is not increased, and any renewal or extension of the obligations secured or benefited thereby is permitted under this Agreement;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) judgment Liens not giving rise to an Event of Default;

(i) any Lien existing on any property or asset of any Person that becomes a Subsidiary of the Borrower after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date such Person becomes a Subsidiary and any renewals, extensions and modifications (but not increases) thereof, (iv) the aggregate amount of indebtedness secured by Liens permitted by this subsection shall not at any time exceed the Incremental EBITDA of the acquired entity, and (v) the Borrower shall demonstrate pro forma compliance with this Section 7.01(i) at the closing of such acquisition; and

(j) other Liens on assets of the Borrower or its Subsidiaries, not to exceed at any time $20,000,000 in the aggregate.

7.02 Investments. Make or own any Investments, except:

(a) Permitted Investments;

(b) Investments by the Borrower and any Subsidiary of the Borrower in any Wholly-Owned Subsidiary and in any entity which becomes a Wholly-Owned Subsidiary as a result of such Investment;

(c) Investments in the dollar amount outstanding on the Closing Date in the entities listed in Section (c) of Schedule 5.12 provided that such entities satisfy the requirements set forth in the definition of Permitted Joint Ventures;

(d)

(i) Investments in Permitted Joint Ventures by the Borrower or a Subsidiary of the Borrower made during the 90-day period prior the issuance of equity by the MLP, in an amount equal to the net proceeds of such equity issuance, to the extent that the stated purpose of such equity issuance in the relevant prospectus is the making of such specifically identified Investments in such amounts, provided that until such equity is issued and such net proceeds are received, such Investments shall not be permitted Investments under this clause (d(i)) (but may be permitted under clause (e) below), and

(ii) Investments in Permitted Joint Ventures by the Borrower or a Subsidiary of the Borrower made during the 120-day period after the issuance of equity by the MLP, in an amount equal to the net proceeds of such equity issuance, to the extent that the stated purpose of such equity issuance in the relevant prospectus is the making of such specifically identified Investments in such amounts, provided that in the case of clauses (d)(i) and (ii), such issuance of equity is done after the Closing Date;

(e) Investments made after the Closing Date by the Borrower or a Subsidiary of the Borrower in Permitted Joint Ventures and in Subsidiaries that are not Wholly-Owned Subsidiaries, provided that the aggregate Investments made pursuant to this clause (e) shall not exceed $150,000,000;

(f) Investments by the MLP in the Borrower and the General Partner;

(g) Trade accounts receivable which are for goods furnished or services rendered in the ordinary course of business; and

(h) Deposits of net cash receipts and cash disbursements pursuant to the Treasury Services Agreement;

provided that at the time of any Investment permitted by clauses (d) or (e) of this Section 7.02, prior to and after giving effect to the making of such Investment (A) no Default or Event of Default shall have occurred and be continuing, (B) all representations and warranties set forth in Article V of this Agreement (excluding Section 5.05(c)) shall be true and correct, and (C) the Borrower shall be in pro forma compliance with this Section 7.02 and Sections 7.01, 7.04 and 7.14.

7.03 Hedging Agreements. Enter into any Swap Contracts other than in the ordinary course of business for the purpose of directly mitigating risks to which the Borrower or its Subsidiaries are exposed in the conduct of their business.

7.04 Indebtedness of Subsidiaries. Permit any Subsidiary of the Borrower to create, incur or assume any Indebtedness except:

(a) Indebtedness owed to the Borrower, the MLP or a Wholly-Owned Subsidiary; and

(b) additional Indebtedness provided that, (i) both before and after such Indebtedness is created, incurred or assumed, no Default or Event of Default shall exist, and (ii) the principal amount of such Indebtedness shall not exceed at any time an amount equal to 0.5 times Consolidated EBITDA for the most recent four fiscal quarters.

7.05 Fundamental Changes. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) mergers and consolidations are permitted, provided that in any merger or consolidation involving the Borrower, the Borrower is the surviving entity, and provided further that any merger or consolidation involving a Wholly-Owned Subsidiary shall be subject to Section 7.05(b)(ii);

(b) any Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person; and

(c) any Subsidiary may sell or otherwise transfer all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise), to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferee must also be a Wholly-Owned Subsidiary.

7.06 Sale-Leaseback. Make, or enter into an agreement to make, any Disposition pursuant to a sale-leaseback transaction, except for Dispositions pursuant to sale-leaseback transactions if at the time of and after giving effect to such Disposition, the aggregate fair market value of all assets Disposed of by the MLP, the Borrower and their respective Subsidiaries pursuant to sale-leaseback transactions does not exceed $10,000,000.

7.07 Restricted Payments; Distributions and Redemptions; Payments on Excluded Affiliate Debt.

(a) Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) each Subsidiary may make Restricted Payments to the Borrower and to Wholly-Owned Subsidiaries of the Borrower;

(ii) the Borrower may declare and make Quarterly Distributions of Available Cash as defined in the Partnership Agreement (Borrower) and the Borrower may redeem or repurchase its partner interests to the extent such Quarterly Distributions, redemptions and repurchases in any fiscal quarter do not exceed in the aggregate Available Cash as defined in the Partnership Agreement (Borrower) for the immediately preceding fiscal quarter and are made in accordance with the Partnership Agreement (Borrower); provided, that at the time each such Quarterly Distribution, redemption or repurchase is made no Default or Event of Default exists or would result therefrom; and

(iii) the MLP may (A) declare and make Quarterly Distributions of Available Cash as defined in the Partnership Agreement (MLP) and the MLP may redeem or repurchase its limited partnership units to the extent such Quarterly Distributions, redemptions and repurchases in any fiscal quarter do not exceed, in the aggregate Available Cash as defined in the Partnership Agreement (MLP) for the immediately preceding fiscal quarter and are made in accordance with the Partnership Agreement (MLP), provided, that at the time each such Quarterly Distribution, redemption or repurchase is made no Default or Event of Default exists or would result therefrom; and (B) redeem Common Units with the proceeds received from a substantially concurrent issuance of new Common Units or other Parity Units, so long as each such redemption complies with the terms of the Partnership Agreement (MLP). As used in this paragraph, “Common Units” and “Parity Units” have the meaning given to them in the Partnership Agreement (MLP).

(b) Make or permit to be made by the Borrower or any Subsidiary of the Borrower any payments of principal or interest in respect of Excluded Affiliate Debt (i) if a Default or Event of Default exists at the time of such payment or would occur as a result of such payment, or (ii) if such payment would otherwise be prohibited by the terms of the subordination agreement applicable to such Excluded Affiliate Debt.

7.08 ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan maintained by a Company to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

7.09 Nature of Business. Engage in any line of business other than (a) Present and Related Businesses, (b) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code (other than exploration and production), and (c) any other business ancillary or operating in relation to businesses permitted pursuant to the foregoing clause (b); provided that, at least ninety percent (90%) of the gross income generated by all businesses permitted by the foregoing clauses (a), (b) and (c) constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code.

7.10 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the MLP, the Borrower or such Subsidiary, as applicable, than could be obtained on an arm’s length basis from unrelated third parties, (b) transactions between or among the Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate, and (c) any Restricted Payment permitted by Section 7.07.

7.11 Burdensome Agreements. Enter into any Contractual Obligation that limits the ability of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower.

7.12 Use of Proceeds. Use the proceeds of any Loan for purposes other than those permitted by Section 6.12, or use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.13 Material Agreements. Permit any amendment to any Material Agreement or the Partnership Agreement (MLP) if such amendment could reasonably be expected to materially adversely affect the Lenders; permit any assignment of any Material Agreement if such assignment could reasonably be expected to materially adversely affect the Lenders; or permit any Unauthorized Assignment of any Borrower Operating Agreement.

7.14 Leverage Ratio. Permit the Leverage Ratio to be greater than the ratio set forth below at any time during the applicable period set forth below:

(a) During an Acquisition Period: 5.25 to 1.0

(b) Other than during an Acquisition Period: 4.75 to 1.0

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or (ii) within three Business Days after the same becomes due, any interest on any Loan, any L/C Obligation, any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to the Borrower’s existence), 6.12 or Article VII;

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 calendar days after the earlier of the date notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or the date the Borrower has knowledge of such failure; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Borrower Affiliate (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness, Guaranty Obligation or Synthetic Lease Obligation having an aggregate principal amount (or, in the case of a Synthetic Lease Obligation, Attributable Principal) (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than (individually or collectively) $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, Guaranty Obligation or Synthetic Lease Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness, the lessor under such Synthetic Lease Obligation or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or Synthetic Lease Obligation to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) (A) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower or any Borrower Affiliate is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or any Borrower Affiliate as a result thereof is greater than (individually or collectively) $10,000,000, or (B) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Borrower Affiliate is an Affected Party (as so defined) and the Swap Termination Value owed by the Borrower and Borrower Affiliate as a result thereof is greater than (individually or collectively) $10,000,000 and such amount is not paid when due under such Swap Contract; or

(f) Insolvency Proceedings, Etc. (i) The Borrower or any Borrower Affiliate institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property or takes any action to effect any of the foregoing; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Borrower Affiliate becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against property which is a material part of the property of the Borrower and its Subsidiaries taken as a whole, and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower, any other Loan Party, any Subsidiary of a Loan Party or the General Partner (i) a final judgment or order for the payment of money in an aggregate amount exceeding (individually or collectively) $20,000,000 (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) If the Borrower or any ERISA Affiliate maintains any Pension Plan or any Multiemployer Plan, an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) if there is any Multiemployer Plan, the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or termination of all Commitments and all Letters of Credit and satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control;

(l) Dissolution. Any Loan Party shall dissolve, liquidate, or otherwise terminate its existence;

(m) Material Agreements. (i) Termination or Unauthorized Assignment of any Borrower Operating Agreement; (ii) termination of any other Material Agreement if such termination could reasonably be expected to have a Material Adverse Effect; (iii) termination by Sunoco of Article II of the Omnibus Agreement pursuant to Section 8.4 (or any other Section) of the Omnibus Agreement; (iv) default by the Borrower or any of its Subsidiaries or by any Sunoco Contract Party under any Material Agreement if such default could reasonably be expected to have a Material Adverse Effect; or

(n) Sale of Certain Assets by Sunoco. The sale by a Sunoco Contract Party of a material portion of its Refinery Assets or other assets related to any of the Material Agreements between such Sunoco Contract Party and the Borrower or the Borrower’s Subsidiaries, if such sale could reasonably be expected to have a Material Adverse Effect.

8.02 Remedies Upon Event of Default. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) declare that an amount equal to the then Outstanding Amount of all L/C Obligations be immediately due and payable by the Borrower, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower, and require that the Borrower deliver such payments to the Administrative Agent to Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and an amount equal to the then Outstanding Amount of all L/C Obligations shall be deemed to be forthwith due and owing by the Borrower to the L/C Issuer and the Lenders as of the date of such occurrence and the Borrower’s obligation to pay such amounts shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the L/C Issuer, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such payments shall be delivered to and held by the Administrative Agent as Cash Collateral securing the L/C Obligations.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and each L/C/ Issuer hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Indemnification of Administrative Agent and the L/C Issuer. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04 or Section 10.05to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 9.08 are subject to the provisions of Section 2.11(g).

9.09 Other Agents; Lead Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “co-documentation agent,” any other type of agent (other than the Administrative Agent), “lead arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, and acknowledged by the Administrative Agent, do any of the following:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document without the consent of each Lender directly affected thereby, provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder;

(e) Release the Guarantor from the Guaranty; or

(f) amend this Section, or Section 2.12, or any provision herein providing for unanimous consent or other action by all the Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Agent/Arranger Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.

If a Lender does not consent to a proposed amendment or waiver with respect to a Loan Document that requires the consent of each Lender, if such amendment or consent has been approved by the Required Lenders the Borrower may replace such non-consenting Lender; provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b); (ii) such non-consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) such assignment does not conflict with applicable Laws; (iv) such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph); and (v) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsections (b) and (e) below), all notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including by facsimile transmission) and mailed, faxed or delivered by hand or overnight courier service, to the address or facsimile number, or delivered by electronic mail to the electronic mail address, specified for notices on Schedule 10.02 (for the Borrower, the Guarantor, the L/C Issuer, the Swing Line Lender, and the Administrative Agent) or on the Administrative Details Form (for the Lenders); or, in the case of the Borrower, the Guarantor, the Administrative Agent, the L/C Issuer, or the Swing Line Lender, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Swing Line Lender, and the L/C Issuer. All such notices and other communications shall be deemed to be given or made upon actual receipt by the intended recipient if delivered by hand or by courier or by mail. If delivered by facsimile, such notices and other communications shall be deemed to be given or made when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Subsections (b) and (e) below, shall be effective as provided in said Subsections (b) and (e).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to Subsection (e) below and pursuant to any other procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Except as otherwise provided in Subsection (e) below, unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(e) Electronic Platform. So long as Citibank is the Administrative Agent, all information, documents and other materials that the Borrower is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under the Credit Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), may be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Administrative Agent may make the Communications, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to the Loan Documents or any transactions contemplated thereby available to the Lenders by posting such notices on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

Each Lender agrees that notice to it (as provided in the next sentence) under any of the Loan Documents (a “Notice”) specifying that any Communications hereunder and thereunder have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for the purposes of this Agreement and the other Loan Documents; provided that, if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications hereunder and thereunder to such Lender by e-mail or telecopier. Each Lender agrees (i) to notify the Administrative

Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs; Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the preparation, negotiation, syndication, administration and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any workout or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

10.05 Indemnification. Whether or not the transactions contemplated hereby are consummated, each of the Borrower and the MLP, jointly and severally, agrees to indemnify, save and hold harmless the Administrative Agent (and any sub-agent thereof) each Lender, the Swing Line Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors, arising out of or relating to, the Loan Documents, the Commitments, the use or contemplated use of the proceeds of any Loans, or the relationship of any Loan Party, the Administrative Agent, the Lenders, the L/C Issuer, and the Swing Line Lender under this Agreement or any other Loan Document; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments, the use or contemplated use of the proceeds of any Loans, or the relationship of any Loan Party, the Administrative Agent, the Lenders, the L/C Issuer, and the Swing Line Lender under this Agreement or any other Loan Document; (c) without limiting the foregoing, any and all claims, demands, actions or causes of action that are asserted or imposed against any Indemnitee, (i) under the application of any Environmental Law applicable to the Borrower or any of its Subsidiaries or any of their properties or assets, including the treatment or disposal of Hazardous Substances on any of their properties or assets, (ii) as a result of the breach or non-compliance by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (iii) due to past ownership by the Borrower or any Subsidiary of any of their properties or assets or past activity on any of their properties or assets which, though lawful and fully permissible at the time, could result in present liability, (iv) due to the presence, use, storage, treatment or disposal of Hazardous Substances on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any of the properties owned or operated by the Borrower or any Subsidiary (including any liability asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, or (v) due to any other environmental, health or safety condition in connection with the Loan Documents; (d) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a), (b) or (c) above; and (e) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, WHETHER OR NOT ARISING OUT OF THE STRICT LIABILITY OR NEGLIGENCE OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim to the extent caused by its own gross negligence or willful misconduct. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) and the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.08, 10.04, and 10.05 with respect to facts and circumstances occurring prior to the date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the L/C Issuers and the Swing Line Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each

Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

(h) Resignation as L/C Issuer or Swing Line Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender that is also an L/C Issuer or the Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer or Swing Line Lender may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders one or more successor L/C Issuers or Swing Line Lender hereunder. The failure by the Borrower to appoint a successor L/C Issuer shall not affect the resignation of the resigning L/C Issuer; however, the resignation of the Swing Line Lender shall not be effective until a successor Swing Line Lender has been appointed and has accepted such appointment. Such resigning L/C Issuer shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.02(c)). Such resigning Swing Line Lender shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.15(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan or L/C Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan or L/C Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan or L/C Advance in accordance with and at the times required by this Agreement, the Granting Lender shall be obligated to make such Loan or L/C Advance pursuant to the terms hereof, and (iii) each SPC that is a “foreign corporation, partnership or trust” within the meaning of the Code must comply with the provisions of Section 3.01(e). The making of a Loan or L/C Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan or L/C Advance were made by such Granting Lender. An SPC shall not be entitled to receive any greater payment under Article III than its Granting Lender would have been entitled to receive with respect to any Loan or L/C Advance made by such SPC. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). All voting rights under this Agreement shall be exercised solely by the Granting Lender and each Granting Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including all obligations of a Lender in respect of Loans and L/C Advances made by its SPC. Each Granting Lender shall act as administrative agent for its SPC and give and receive notices and other communications hereunder. Any payments for the account of any SPC shall be paid to its Granting Lender as administrative agent for such SPC and neither the Borrower nor the Administrative Agent shall be responsible for any Granting Lender’s application of any such payments. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent, assign all or a portion of its interests in any Loan or L/C Advances to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and L/C Advances and (ii) disclose on a confidential basis any non-public information relating to its Loans and L/C Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of each SPC.

10.08 Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference relating to the Borrower or the Guarantor and their respective obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender, each L/C Issuer and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender, L/C Issuer or Affiliate to or for the credit or the account of the Borrower or any other respective Loan Party against any and all Obligations owing to the Administrative Agent and the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent, such Lender or L/C Issuer shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Regardless of any provision contained in any Loan Document, none of the Administrative Agent, the L/C Issuer, the Swing Line Lender or the other Lenders shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligations, any amount in excess of the Maximum Rate, and, if any Lender ever does so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to the Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and the Lenders and the Borrower agree that such is the case and that provision herein for multiple Borrowings is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligations. However, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Lenders shall refund such excess, and, in such event, the Lenders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount. If, contrary to the parties’ intent expressed in Section 10.15(a), the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate” or the “Maximum Amount,” then those terms mean the “weekly ceiling” from time to time in effect under Texas Finance Code § 303.305, as amended. The Borrower agrees that Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Obligations.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration; Electronic Execution of Assignments.

(a) This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

10.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER UNITED STATES FEDERAL LAW.

(b) EACH COMPANY AND OTHER PARTY HERETO AGREES AS TO THIS SECTION 10.15(b). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER (1) IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO, AND (2) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, AT ITS ADDRESS FOR NOTICES DESIGNATED HEREIN. THE BORROWER, THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE. THE BORROWER AND THE GUARANTOR AGREES TO DESIGNATE AND MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN NEW YORK IN CONNECTION WITH ACTIONS AND PROCEEDINGS UNDER THE LOAN DOCUMENTS AND TO DELIVER TO THE ADMINISTRATIVE AGENT EVIDENCE THEREOF.

10.16 Waiver of Right to Trial by Jury, Etc. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES TO THE LOAN DOCUMENTS OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPANIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY; AND (b) EXPRESSLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH ACTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18 Termination of Existing Credit Agreement. The Borrower has given, or contemporaneously with the execution and delivery of this Agreement is giving, to the administrative agent under the Existing Credit Agreement, notice of the termination of commitments of the lenders under the Existing Credit Agreement, so that such commitments terminate on the Closing Date. Execution of this Agreement by Lenders who are lenders under the Existing Credit Agreement shall constitute a waiver of the notice provisions in Section 2.05 of the Existing Credit Agreement that would otherwise be applicable to such termination, and the administrative agent under the Existing Credit Agreement may rely on this Section 10.18.

10.19 Release of Subsidiary Guaranty. Each Lender who is a lender under the Existing Credit Agreement hereby releases and discharges each Subsidiary Guarantor (as defined in the Existing Credit Agreement) from its respective obligations and liabilities under that certain Subsidiary Guaranty dated November 22, 2004 executed in connection with the Existing Credit Agreement.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY BLANK;

SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P., as Borrower

By:	SUNOCO LOGISTICS PARTNERS GP LLC, its
General Partner

By:	/s/ Paul A. Mulholland
Paul A. Mulholland
Treasurer

SUNOCO LOGISTICS PARTNERS L.P., a Delaware limited partnership, as Guarantor

By:	SUNOCO PARTNERS LLC, its General Partner

By:	/s/ Paul A. Mulholland
Paul A. Mulholland
Treasurer

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

CITIBANK, N.A., as Administrative Agent, Swing Line Lender, a Lender and L/C Issuer

By:	/s/ David B. Lawrence, III
David B. Lawrence, III
Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

BARCLAYS BANK PLC, as a Lender and L/C Issuer

By:	/s/ Gary B. Wenslow
Gary B. Wenslow
Associate Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas J. Purcell
Thomas J. Purcell
Senior Vice President

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

SUNTRUST BANK, as a Lender

By:	/s/ David Edge
David Edge
Managing Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lawrence P. Sullivan
Lawrence P. Sullivan
Managing Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY, as a Lender

By:	/s/ Spencer Hughes
Spencer Hughes
Vice President

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

CITIZENS BANK, as a Lender

By:	/s/ Devon Starks
Devon Starks
Senior Vice President

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Markus Tarkington
Markus Tarkington
Director

By:	/s/ Rainer Meier
Rainer Meier
Vice President

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Brian Caldwell
Brian Caldwell
Director

By:	/s/ Nupur Kumar
Nupur Kumar
Associate

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

LEHMAN BROTHERS COMMERCIAL BANK, as a Lender

By:	/s/ Brian McNany
Brian McNany
Authorized Signatory

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
Mary E. Evans
Associate Director

By:	/s/ David B. Julie
David B. Julie
Associate Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. CREDIT AGREEMENT]

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

NONE

Schedule 1.01 – Page 1

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
Citibank, N.A.	$47,000,000.00
Barclays Bank PLC	$47,000,000.00
KeyBank National Association	$40,000,000.00
SunTrust Bank	$40,000,000.00
Wachovia Bank, National Association	$40,000,000.00
Bank of Tokyo-Mitsubishi UFJ Trust Company	$35,000,000.00
Citizens Bank	$35,000,000.00
Deutsche Bank AG New York Branch	$35,000,000.00
Credit Suisse, Cayman Islands Branch	$27,000,000.00
Lehman Brothers Commercial Bank	$27,000,000.00
UBS Loan Finance LLC	$27,000,000.00
Total:	$400,000,000.00

Schedule 2.01 – Page 1

SCHEDULE 5.12

SUBSIDIARIES

AND OTHER EQUITY INVESTMENTS

(a)	Subsidiaries as of the Closing Date:

Name	Jurisdiction of Organization	Ownership

1. Sunoco Logistics Partners Operations GP LLC	Delaware	100% owned by the Borrower

2. Sunoco Partners Marketing & Terminals L.P.	Texas	99.99% limited partner interest owned by the Borrower 0.01% general partner interest owned by Sunoco Logistics Partners Operations GP LLC

3. Sunoco Pipeline L.P.	Texas	99.99% limited partner interest owned by the Borrower 0.01% general partner interest owned by Sunoco Logistics Partners Operations GP LLC

4. Sunoco Pipeline Acquisition LLC	Delaware	100% owned by Sunoco Pipeline, L.P.

5. Sun Pipe Line Company of Delaware LLC	Delaware	100% owned by Sunoco Pipeline Acquisition LLC

(b)	Investments in Permitted Joint Ventures as of the Closing Date:

1. Sunoco Pipeline L.P. has (A) a 43.86% interest in West Texas Gulf Pipe Line Company, a Delaware corporation, (B) a 31.50% interest in Wolverine Pipeline Company, a Delaware limited liability company, (C) a 14.00% interest in Yellowstone Pipeline Company, a Delaware limited liability company, (D) a 12.3% interest in West Shore Pipeline Company, a Delaware limited liability company, and (E) a 9.4% interest in Explorer Pipeline Company, a Delaware corporation.

2. Sun Pipe Line Company of Delaware LLC has a 55.3% interest in Mid-Valley Pipeline Company, an Ohio corporation.

(c)	Undivided interests ownership (a form of pipeline ownership in which the investors share in the pipeline capacity according to their percentage of ownership in the system) as of the Closing Date:

1. Sunoco Pipeline L.P. has (A) a 66.70% undivided interest in Harbor Pipeline System, New Jersey, and (B) a 37.01% interest in Mesa Pipeline System, California.

Schedule 5.12 – Page 1

2. Mid-Valley Pipeline Company has a 73.97% undivided interest in Maumee Pipe Line System, Texas.

3. Sunoco Partners Marketing and Terminals L.P has a 50% undivided interest in Van Buren, New York refined products terminal.

Schedule 5.12 – Page 2

SCHEDULE 7.01

EXISTING LIENS

None

Schedule 7.01 – Page 1

SCHEDULE 10.02

ADDRESSES FOR NOTICES to Borrower,

Guarantor and Administrative Agent

ADDRESS FOR NOTICES TO BORROWER

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

Mellon Bank Center

1735 Market Street

Philadelphia, PA 19103

Attn: Paul A. Mulholland

Telephone: (215) 246-8810

Facsimile: (215) 977-3559

Electronic Mail: pamulholland@sunocoinc.com

ADDRESS FOR NOTICES TO GUARANTOR

SUNOCO LOGISTICS PARTNERS, L.P.

Mellon Bank Center

1735 Market Street

Philadelphia, PA 19103

Attn: Paul A. Mulholland

Telephone: (215) 246-8810

Facsimile: (215) 977-3559

Electronic Mail: pamulholland@sunocoinc.com

ADDRESS FOR ADMINISTRATIVE AGENT

Citibank, N.A.
Two Penns Way, 1st Floor
Newcastle, DE 19720
Attention:	Dawayne Sims
Telephone:	(302) 894-6011
Facsimile:	(212) 994-0961
Electronic Mail: dawayne.sims@citigroup.com
Account No.: 36852248
Ref: Sunoco Logistics Partners
ABA# 021000089

Schedule 10.02 – Page 1

ADDRESS FOR SWING LINE LENDER

Citibank, N.A.
Two Penns Way, 1st Floor
Newcastle, DE 19720
Attention:	Dawayne Sims
Telephone:	(302) 894-6011
Facsimile:	(212) 994-0961
Electronic Mail: dawayne.sims@citigroup.com
Account No.: 36852248
Ref: Sunoco Logistics Partners
ABA# 021000089

ADDRESSES FOR L/C ISSUERS

L/C Issuer - Citibank:
Citibank, N.A.
Two Penns Way, 1st Floor
Newcastle, DE 19720
Attention:	Dawayne Sims
Telephone:	(302) 894-6011
Facsimile:	(212) 994-0961
Electronic Mail: dawayne.sims@citigroup.com
Account No.: 36852248
Ref: Sunoco Logistics Partners
ABA# 021000089

L/C Issuer—Barclays:

Barclays Bank PLC

200 Park Avenue

New York, NY 10166

Attention: Dawn Townsend

Telephone: (212) 412-5142

Facsimile: (212) 412-5111

Electronic Mail: dawn.townsend@barcap.com

Schedule 10.02 – Page 2

EXHIBIT A-1

FORM OF BORROWING NOTICE

Date:             ,

To: Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August 8, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Sunoco Logistics Partners Operations L.P., a Delaware limited partnership, Sunoco Logistics Partners L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

1.	The undersigned hereby requests the following Type of Committed Loan and applicable Dollar amount:

(a)	Base Rate Loan for $ .

(b)	Eurodollar Rate Loan with Interest Period of:

(i)	one month for	$
(ii)	two months for	$
(iii)	three months for	$
(iv)	six months for	$

2.	Requested date of Borrowing: , 200 .

The undersigned hereby certifies that the following statements will be true on the date of the proposed Borrowing(s) after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Article V (excluding Section 5.05(c))) of the Agreement are true and correct as though made on and as of such date (except such representations and warranties which expressly refer to an earlier date, which are true and correct as of such earlier date); and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing(s).

Exhibit A-1

Form of Borrowing Notice

The Borrowing requested herein complies with Sections 2.01, and 2.03 of the Agreement, as applicable.

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

By	Sunoco Logistics Partners GP LLC, its General Partner

By:
Name:
Title:

Exhibit A-1

Form of Borrowing Notice

EXHIBIT A-2

FORM OF CONVERSION/CONTINUATION NOTICE

Date:                 ,

TO:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August 8, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as herein defined), among Sunoco Logistics Partners Operations L.P., a Delaware limited partnership, Sunoco Logistics Partners L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

The undersigned hereby requests a [conversion] [continuation] of Committed Loans as follows:

1.	Amount of [conversion] [continuation]:	$

2.	Existing rate:	Check applicable blank

	(a) Base Rate	_____________________

(b)	Eurodollar Rate Loan with Interest Period of:

	(i)	one month
	(ii)	two months
	(iii)	three months
	(iv)	six months

3.	If a Eurodollar Rate Loan, date of the last day of the Interest Period for such Loan: , 200 .

The Loan described above is to be [converted] [continued] as follows:

4.	Requested date of [conversion] [continuation]: , 200 .

5.	Requested Type of Loan and applicable Dollar amount:

	(a)	Base Rate Loan for $ .

	(b)	Eurodollar Rate Loan with Interest Period of:

	(i)	one month
	(ii)	two months
	(iii)	three months
	(iv)	six months

Exhibit A-2

Form of Continuation/Conversion Notice

The [conversion] [continuation] requested herein complies with Sections 2.01 and 2.03 of the Agreement, as applicable.

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

By	Sunoco Logistics Partners GP LLC, its General Partner

By:
Name:
Title:

Exhibit A-2

Form of Continuation/Conversion Notice

EXHIBIT A-3

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Citibank, N.A., as Swing Line Lender
Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August 8, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Sunoco Logistics Partners Operations, L.P. (the “Borrower”), the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Borrowing of Swing Line Loans as follows:

1.	On	(a Business Day).

2.	In the amount of $

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.15(a) of the Agreement.

The undersigned hereby certifies that the following statements will be true on the date of the proposed Borrowing(s) after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Article V (excluding Section 5.05(c)) of the Agreement are true and correct as though made on and as of such date (except such representations and warranties which expressly refer to an earlier date, which are true and correct as of such earlier date); and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing(s).

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

By	Sunoco Logistics Partners GP LLC, its General Partner

By:
Name:
Title:

Exhibit A-3

Form of Swing Line Loan Notice

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit A-3

Form of Swing Line Loan Notice

EXHIBIT B

FORM OF NOTE

August 8, 2007

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”), on the Lender’s Maturity Date (as defined in Agreement referred to below) the principal amount of each Committed Loan (each, a “Loan”) from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Sunoco Logistics Partners L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

This Note is a Loan Document and is subject to Section 10.10 of the Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, notice of intent to accelerate, notice of acceleration, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exhibit B

Form of Note

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

By:	Sunoco Logistics Partners GP LLC, its General Partner

By:
Name:
Title:

Exhibit B

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Revolver Principal Debt This Date	Notation Made By

Exhibit B

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

(Pursuant to Section 6.02 of the Agreement)

Financial Statement Date:             ,

To: Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 8, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Borrower”), Sunoco Logistics Partners L.P., a Delaware limited partnership (the “MLP”), the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Agreement.

The undersigned Responsible Officers hereby certify as of the date hereof that they are the                                          of the MLP and the                                          of the Borrower, and that, as such, they are authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the MLP and the Borrower, and that:

[Use one of the following for fiscal year-end financial statements]

Attached hereto are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the MLP ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. [or]

The year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the MLP ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section were filed on-line through EDGAR on                                         .

[Use one of the following for fiscal quarter-end financial statements]

Attached hereto are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the MLP ended as of the above date, together with a certificate of a Responsible Officer of the MLP stating that such financial statements fairly present the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes. [or]

Attached is a certificate of a Responsible Officer of the MLP stating that the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the MLP ended as of the above date, which were filed on-line through EDGAR on                                         , fairly present the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use the following for both fiscal year-end and quarter-end financial statements]

Exhibit B

Form of Note

1. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

2. A review of the activities of the MLP and the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the MLP and the Borrower performed and observed all their respective Obligations under the Loan Documents, and no Default or Event of Default has occurred and is continuing except as follows (list of each such Default or Event of Default and include the information required by Section 6.03 of the Credit Agreement):

3. The covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

By:	Sunoco Logistics Partners GP LLC, its General Partner

By:
Name:
Title:

SUNOCO LOGISTICS PARTNERS L.P., a Delaware limited partnership

By:	Sunoco Partners LLC, its General Partner

By:
Name:
Title:

Exhibit B

Form of Note

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.04(e) – Indebtedness of Subsidiaries

	A.	Consolidated EBITDA for the most recent four fiscal quarters: (Line II.A.9 below)		$

	B.	Consolidated EBITDA shown in Line I.A, times 0.5:		$

	C.	Actual Principal Amount of Indebtedness of Subsidiaries: (may not exceed the amount set forth in Line I.B above)		$

II.	Section 7.14(a) – Calculation of EBITDA

.	A	Consolidated EBITDA for four consecutive fiscal quarters ending on the Statement Date (“Subject Period”) (see Credit Agreement definition of “Consolidated EBITDA”):

		1.	Consolidated Net Income for Subject Period:	$

		2.	Consolidated Interest Charges for Subject Period:	$

		3.	Provision for income taxes for Subject Period:	$

		4.	Depreciation expenses for Subject Period:	$

		5.	Amortization expenses for Subject Period:	$

		6.	Consolidated EBITDA (prior to pro forma adjustments for Acquisitions and prior to Material Project EBITDA Adjustments (Lines II.A.1 + II.A.2 + II.A.3 + II.A.4 + II.A.5):	$

		7.	Pro forma adjustments to EBITDA for Acquisitions during the Subject Period:	$

		8.	Material Project EBITDA Adjustments:	$

Exhibit B

Form of Note

		9.	Consolidated EBITDA after giving effect to pro forma adjustments for Acquisitions and Material Project EBITDA Adjustments (Lines II.A.6 + II.A.7 + II.A.8):

III.	Section 7.14(a) – Leverage Ratio

	A.	Consolidated Total Debt calculated prior to reduction for Designated Hybrid Securities:		$

	B.	Adjustment for Designated Hybrid Securities:

		1.	Face amount of Hybrid Securities: $

		2.	Face amount of Designated Hybrid Securities (not to exceed 15% of Total Capitalization): $

		3.	Total Capitalization: $

		4.	Consolidated Net Worth (used in calculating Total Capitalization): $

		5.	Partners’ capital (used in computing Consolidated Net Worth): $

		6.	Consolidated Total Debt taking into account adjustment for Designated Hybrid Securities, if applicable:	$

		C.	Minus Excluded Affiliate Debt:	$

		D.	Consolidated EBITDA (including pro forma adjustments for Asset Acquisitions and Material Project EBITDA Adjustments) (Line II.A.9 above):	$

		E.	Leverage Ratio (Line III.B.6 minus Line III.C) ÷ III.D): Maximum permitted: 4.75:1.0*	to 1.0

*	If Section 7.14(a)(i) is applicable (Acquisition Period), please attach separate sheet showing relevant calculations and compliance.

Exhibit B

Form of Note

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below [the][each] an “Assignor” and [the][each]2 Assignee identified in item 2 below [the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to the Assignee, and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignor] under the respective facilities identified below (including any letters of credit, guarantees and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the][an] “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor:

2.	Assignee:
for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D

Form of Assignment and Assumption

3.	Borrower:	Sunoco Logistics Partners Operations L.P.

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of August 8, 2007 among Sunoco Logistics Partners Operations L.P., the Lenders parties thereto, and Citibank, N.A., as Administrative Agent

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/ Loans Assigned[7]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[8]		CUSIP Number

		$	$		%

		$	$		%

		$	$		%

[7.	Trade Date: ][9]

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D

Form of Assignment and Assumption

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S[10
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S] [11]
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][12] Accepted:

CITIBANK, N.A., as Administrative Agent

By
Title:

[Consented to:][13]

[NAME OF RELEVANT PARTY]

By
Title:

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower and/or other parties (e.g., Swingline Lenders, L/C Issuer) is required by the terms of the Credit Agreement.

Exhibit D

Form of Assignment and Assumption

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loans Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit D

Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D

Form of Assignment and Assumption

EXHIBIT E

FORM OF GUARANTY

(MLP)

THIS GUARANTY is executed as of August 8, 2007, by the undersigned (“Guarantor”), for the benefit of CITIBANK, N.A., a national banking association (in its capacity as Administrative Agent for the benefit of Lenders).

RECITALS

A. Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (“Borrower”), Sunoco Logistics Partners L.P., a Delaware limited partnership (the “MLP”), Citibank, N.A., as Administrative Agent (including its permitted successors and assigns in such capacity, “Administrative Agent”), and the Lenders now or hereafter party to the Credit Agreement (including their respective permitted successors and assigns, “Lenders”) have entered into a Credit Agreement, dated as of even date herewith (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”);

B. Borrower is a Subsidiary of Guarantor, and therefore, Guarantor will derive direct and substantial benefits from the extensions of credit under the Credit Agreement; and

C. This Guaranty is integral to the transactions contemplated by the Loan Documents and the execution and delivery hereof, is a condition precedent to Lenders’ obligations to extend credit under the Loan Documents.

ACCORDINGLY, for adequate and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor guarantees to Administrative Agent and Lenders the prompt payment when due, whether at stated maturity, by required payment, upon acceleration, demand or otherwise, of the Guaranteed Debt (defined below) as follows:

1. DEFINITIONS. Terms defined in the Credit Agreement have the same meanings when used, unless otherwise defined, in this Guaranty. As used in this Guaranty:

Borrower means Borrower, Borrower as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for Borrower or for all or substantially all of Borrower’s assets under any Debtor Relief Law.

Credit Agreement is defined in the recitals to this Guaranty.

Guaranteed Debt means, collectively, (a) the Obligations and (b) all present and future costs, attorneys’ fees, and expenses reasonably incurred by Administrative Agent or any Lender to enforce Borrower’s, the Guarantor’s, or any other obligor’s payment of any of the Guaranteed Debt, including, without limitation (to the extent lawful), all present and future amounts that would become due but for the operation of §§ 502 or 506 or any other provision of Title 11 of the United States Code and all present and future accrued and unpaid interest (including, without limitation, all post-maturity interest and any post-petition interest in any proceeding under Debtor Relief Laws to which Borrower or the Guarantor becomes subject).

Guarantor is defined in the preamble to this Guaranty.

Exhibit E

Form of Guaranty

Lender means, individually, or Lenders means, collectively, on any date of determination, the Lenders and their permitted successors and assigns.

Subordinated Debt means, all present and future obligations of any Company to the Guarantor, whether those obligations are (a) direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, (b) due or to become due to the Guarantor, (c) held by or are to be held by the Guarantor, (d) created directly or acquired by assignment or otherwise, or (e) evidenced in writing.

2. GUARANTY. (a) This is an absolute, irrevocable, unconditional and continuing guaranty of payment, not collection, and the circumstance that at any time or from time to time the Guaranteed Debt may be paid in full does not affect the obligation of the Guarantor with respect to the Guaranteed Debt incurred after that. This Guaranty remains in effect until the Guaranteed Debt is fully paid and performed, all commitments to extend any credit under the Loan Documents have terminated and all Letters of Credit have terminated. The Guarantor may not rescind or revoke its obligations with respect to the Guaranteed Debt.

(b) No Setoff or Deductions; Taxes; Payments. Guarantor represents and warrants that it is organized and resident in the United States of America. Guarantor shall make all payments hereunder (i) without setoff or counterclaim, and (ii) free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Lender) is imposed upon Guarantor with respect to any amount payable by it hereunder, Guarantor will pay to the Lender, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon Guarantor. Guarantor will deliver promptly to the Lender certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by Guarantor hereunder. The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

(c) All payments made by Guarantor under this Guaranty shall be made to the Administrative Agent at the Administrative Agent’s Office in Dollars.

3. CONSIDERATION. The Guarantor represents and warrants that its liability under this Guaranty will directly benefit it.

4. CUMULATIVE RIGHTS. If the Guarantor becomes liable for any indebtedness owing by Borrower to Administrative Agent or any Lender, other than under this Guaranty, that liability may not be in any manner impaired or affected by this Guaranty. The Rights of Administrative Agent or Lenders under this Guaranty are cumulative of any and all other Rights that Administrative Agent or Lenders may ever have against the Guarantor. The exercise by Administrative Agent or Lenders of any Right under this Guaranty or otherwise does not preclude the concurrent or subsequent exercise of any other Right.

5. PAYMENT UPON DEMAND. (a) If an Event of Default exists, the Guarantor shall, on demand and without further notice of dishonor and without any notice having been given to the Guarantor previous to that demand of either the acceptance by Administrative Agent or Lenders of this Guaranty or the creation or incurrence of any Guaranteed Debt, pay the amount of the Guaranteed Debt

Exhibit E

Form of Guaranty

then due and payable to Administrative Agent and Lenders; provided that, if an Event of Default exists and Administrative Agent or Lenders cannot, for any reason, accelerate the Obligations, then the Guaranteed Debt shall be, as among the Guarantor, Administrative Agent, and Lenders, a fully matured, due, and payable obligation of the Guarantor to Administrative Agent and Lenders.

(b) The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and it is not necessary for Administrative Agent or Lenders, in order to enforce this Guaranty against the Guarantor, first or contemporaneously to institute suit or exhaust remedies against Borrower or others liable on any Guaranteed Debt.

6. SUBORDINATION. The Subordinated Debt is expressly subordinated to the full and final payment of the Obligations. Upon the occurrence and during the continuation of a Default or an Event of Default, the Guarantor agrees not to accept any payment of any Subordinated Debt from any Company. In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any Company, its creditors as such or its property, (ii) any proceeding for the liquidation, dissolution or other winding-up of any Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by any Company for the benefit of creditors, or (iv) any other marshalling of the assets of a Company, the Obligations (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued thereon but for the commencement of such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to any holder of any Subordinated Debt. If the Guarantor receives any payment of any Subordinated Debt in violation of the terms of this Section, such Guarantor shall hold that payment in trust for Administrative Agent and Lenders and promptly turn it over to Administrative Agent, in the form received (with any necessary endorsements), to be applied to the Obligations.

7. SUBROGATION AND CONTRIBUTION. Until payment in full of the Guaranteed Debt and the termination of the commitments of Lenders to extend credit under the Loan Documents and the termination of all Letters of Credit, (a) the Guarantor may not assert, enforce, or otherwise exercise any Right of subrogation to any of the Rights or Liens of Administrative Agent or Lenders or any other beneficiary against Borrower or any other obligor on the Guaranteed Debt or any collateral or other security or any Right of recourse, reimbursement, subrogation, contribution, indemnification, or similar Right against Borrower or any other obligor on any Guaranteed Debt or any other guarantor of it, and (b) the Guarantor defers all of the foregoing Rights (whether they arise in equity, under contract, by statute, under common Law, or otherwise). Upon payment in full of the Guaranteed Debt and the termination of the commitments of Lenders to extend credit under the Loan Documents, the Guarantor shall be subrogated to the rights of the Administrative Agent and Lenders against Borrower and the other obligors.

8. NO RELEASE. The Guarantor hereby waives any defense of a surety or guarantor or any other obligor arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guaranty may not be released, diminished, or affected by the occurrence of any one or more of the following events: (a) any taking or accepting of any additional guaranty or any other security or assurance for any Guaranteed Debt; (b) any release, surrender, exchange, subordination, impairment, or loss of any collateral securing any Guaranteed Debt; (c) any full or partial release of the liability of any other obligor on the Obligations, except for any final release resulting from payment in full of such Obligations; (d) the modification of, or waiver of compliance with, any terms of any other Loan Document; (e) the insolvency, bankruptcy, or lack of corporate or partnership power of any other obligor

Exhibit E

Form of Guaranty

at any time liable for any Guaranteed Debt, whether now existing or occurring in the future; (f) any renewal, extension, or rearrangement of any Guaranteed Debt or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Administrative Agent or any Lender to any other obligor on the Obligations; (g) any neglect, delay, omission, failure, or refusal of Administrative Agent or any Lender to take or prosecute any action in connection with the Guaranteed Debt or to foreclose, take, or prosecute any action in connection with any Loan Document; (h) any failure of Administrative Agent or any Lender to notify the Guarantor of any renewal, extension, or assignment of any Guaranteed Debt, or the release of any security or of any other action taken or refrained from being taken by Administrative Agent or any Lender against Borrower or any new agreement between Administrative Agent, any Lender, and Borrower; it being understood that neither Administrative Agent nor any Lender is required to give the Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with any Guaranteed Debt, other than any notice required to be given in this Guaranty; (i) the invalidity or unenforceability of any Guaranteed Debt against any other obligor or any security securing same because it exceeds the amount permitted by Law, the act of creating it is ultra vires, the officers creating it exceeded their authority or violated their fiduciary duties in connection with it, or otherwise; (j) any payment of the Obligations to Administrative Agent or any Lender is held to constitute a preference under any Debtor Relief Law or for any other reason Administrative Agent or any Lender is required to refund that payment or make payment to someone else (and in each such instance this Guaranty will be reinstated in an amount equal to that payment); or (k) any law or regulation or other event affecting any term of the Guaranteed Debt; or (l) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, Borrower or the Guarantor.

9. WAIVERS. By execution hereof, the Guarantor waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to the Guaranteed Debt (or any part thereof) shall not be affected by any renewal or extension in the time of payment of the Obligations (or any part thereof). To the maximum extent lawful, the Guarantor waives all Rights by which it might be entitled to require suit on an accrued Right of action in respect of any Guaranteed Debt or require suit against Borrower or others.

10. LOAN DOCUMENTS. By execution hereof, the Guarantor covenants and agrees that certain representations, warranties, terms, covenants, and conditions set forth in the Loan Documents are applicable to the Guarantor by their terms and shall be imposed upon the Guarantor, and the Guarantor reaffirms that each such representation and warranty is true and correct and covenants and agrees to promptly and properly perform, observe, and comply with each such term, covenant, or condition. Moreover, the Guarantor acknowledges and agrees that this Guaranty is subject to the offset provisions of the Loan Documents in favor of Administrative Agent and Lenders. In the event the Credit Agreement or any other Loan Document shall cease to remain in effect for any reason whatsoever during any period when any part of the Guaranteed Debt remains unpaid, the terms, covenants, and agreements of the Credit Agreement or such other Loan Document incorporated herein by reference shall nevertheless continue in full force and effect as obligations of the Guarantor under this Guaranty.

11. RELIANCE AND DUTY TO REMAIN INFORMED. The Guarantor confirms that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Loan Documents and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. The Guarantor confirms that it has made its own independent investigation with respect to Borrower’s creditworthiness and is not executing and delivering this Guaranty in reliance on any representation or warranty by Administrative Agent or any Lender as to that creditworthiness. The Guarantor expressly assumes all responsibilities to remain informed of the financial condition of Borrower and any circumstances affecting Borrower’s ability to perform under the Loan Documents to which it is a party.

Exhibit E

Form of Guaranty

12. LOAN DOCUMENT. This Guaranty is a Loan Document and is subject to the applicable provisions of Articles I and X of the Credit Agreement, including, without limitation, the provisions relating to GOVERNING LAW, AND WAIVER OF RIGHT TO JURY TRIAL, both of which are incorporated into this Guaranty by reference the same as if set forth in this Guaranty verbatim.

13. NOTICES. All notices required or permitted under this Guaranty, if any, shall be given in the manner set forth in Section 10.02 of the Credit Agreement.

14. AMENDMENTS, ETC. No amendment, waiver, or discharge to or under this Guaranty is valid unless it is in writing and is signed by the party against whom it is sought to be enforced and is otherwise in conformity with the requirements of Section 10.01 of the Credit Agreement. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

15. ADMINISTRATIVE AGENT AND LENDERS. Administrative Agent is Administrative Agent for each Lender under the Credit Agreement. All Rights granted to Administrative Agent under or in connection with this Guaranty are for each Lender’s ratable benefit. Administrative Agent may, without the joinder of any Lender, exercise any Rights in Administrative Agent’s or Lenders’ favor under or in connection with this Guaranty. Administrative Agent’s and each Lender’s Rights and obligations vis-a-vis each other may be subject to one or more separate agreements between those parties. However, the Guarantor is not required to inquire about any such agreement nor is it subject to any of its terms unless the Guarantor specifically joins such agreement Therefore, neither Guarantor nor its successors or assigns is entitled to any benefits or provisions of any such separate agreement or is entitled to rely upon or raise as a defense any party’s failure or refusal to comply with the provisions of such agreement.

16. ADDITIONAL GUARANTORS. From time to time subsequent to the time hereof, additional Persons may execute and deliver guaranties to the Administrative Agent. The Guarantor hereunder expressly agrees that its obligations arising hereunder shall not be affected or diminished by any such additional guaranties. The Guarantor agrees that it shall not be necessary or required that the Administrative Agent or any Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower or any other Person who has guaranteed the Guaranteed Debt before or as a condition to the obligations of the Guarantor hereunder.

17. PARTIES. This Guaranty benefits Administrative Agent, Lenders, and their respective successors and assigns and binds the Guarantor and their respective successors and assigns. Upon appointment of any successor Administrative Agent under the Credit Agreement, all of the Rights of Administrative Agent under this Guaranty automatically vest in that new Administrative Agent as successor Administrative Agent on behalf of Lenders without any further act, deed, conveyance, or other formality other than that appointment. The Rights of Administrative Agent and Lenders under this Guaranty may be transferred with any assignment of the Guaranteed Debt pursuant to and in accordance with the terms of the Credit Agreement. The Credit Agreement contains provisions governing assignments of the Guaranteed Debt and of Rights and obligations under this Guaranty.

Remainder of Page Intentionally Blank.

Signature Page(s) to Follow.

Exhibit E

Form of Guaranty

EXECUTED as of the date first stated in this Guaranty.

GUARANTOR:

SUNOCO LOGISTICS PARTNERS L.P., a Delaware limited partnership

By:	Sunoco Partners LLC, a Pennsylvania limited liability company, its General Partner

By:
Name:
Title:

Exhibit E

Form of Guaranty

EXHIBIT F-1

FORM OF OPINION OF COUNSEL

August 8, 2007

To each of the Lenders parties to the Credit

Agreement referred to below, and

Citibank, N.A., as

Administrative Agent for the Lenders

Re:	$400,000,000 Credit Agreement

Ladies and Gentlemen:

We have acted as counsel to (i) Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Borrower”), (ii) Sunoco Logistics Partners GP LLC, a Delaware limited liability company (the “Borrower’s GP”), (iii) Sunoco Logistics Partners L.P., a Delaware limited partnership (the “MLP”) and (iv) Sunoco Partners LLC, a Pennsylvania limited liability company (the “MLP’s GP,” and together with the Borrower, the Borrower’s GP and the MLP, the “Transaction Parties”) in connection with the Credit Agreement dated as of August 8, 2007, by and among the Borrower, the MLP, the Lenders party thereto, Citibank, N.A., as Administrative Agent for the Lenders, and the other agents and lenders therein named (the “Credit Agreement”). Unless defined in this opinion, capitalized terms are used herein as defined in the Credit Agreement. This opinion is furnished to you at the request of the Borrower pursuant to Section 4.01(a)(vii) of the Credit Agreement.

In so acting, we have examined executed originals or counterparts of the following documents, each dated the date hereof (the “Loan Documents”):

(a)	the Credit Agreement;

(b)	any Notes executed on the date hereof; and

(c)	the Guaranty.

We have also examined, and relied upon the accuracy of factual matters contained in, originals or copies, certified or otherwise identified to our satisfaction, of such partnership and limited liability company records and certificates or comparable documents of public officials and of officers, partners and representatives of the Transaction Parties, and have made such examinations of law, as we have deemed necessary in connection with the opinions set forth below. We have made no independent factual investigation other than as described above, and as to other factual matters, we have relied exclusively on the facts stated in the representations and warranties contained in the Loan Documents and the Exhibits and Schedules to the Loan Documents (other than representations and warranties constituting conclusions of law on matters on which we opine). We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.

When an opinion or confirmation is given to our knowledge or to the best of our knowledge or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual contemporaneous knowledge or awareness of facts, without investigation, by the lawyer who is the current primary contact for the Borrower and the individual lawyers in this firm who have participated in the specific transaction to which this opinion relates.

Exhibit F-1

Form of Opinion of Counsel

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies. We have also assumed, without verification, (i) that the parties to the Loan Documents and the other agreements, instruments and documents executed in connection therewith, other than the Borrower, the Borrower’s GP, the MLP and the MLP’s GP, have the power (including, without limitation, corporate and partnership power where applicable) and authority to enter into and perform the Loan Documents and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties other than the Borrower, the Borrower’s GP, the MLP and the MLP’s GP, of each Loan Document and such other agreements, instruments and documents, and (iii) that the Loan Documents and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party other than the Transaction Parties, enforceable against each such other party in accordance with their respective terms.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware; the Borrower’s GP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; the MLP’s GP is a limited liability company duly formed and validly subsisting under the laws of the Commonwealth of Pennsylvania; and the MLP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

2. Each of the Borrower, the Borrower’s GP, the MLP’s GP, and the MLP has the partnership or limited liability company power to own and lease its property and to conduct the business in which it is currently engaged as described in the 2006 Annual Report of the MLP.

3. Each of the Borrower and the MLP has the partnership or limited liability company power to enter into and perform its obligations under the Loan Documents to which it is a party and to incur the obligations provided therein, and has taken all partnership or limited liability company action necessary to authorize the execution, delivery and performance of such Loan Documents.

4. The execution and delivery by each of the Borrower, the Borrower’s GP, the MLP’s GP, and the MLP of the Loan Documents to which it is a party, on its own behalf or in the case of the Borrower’s GP and the MLP’s GP as a partner, do not and the performance of the obligations thereunder will not violate such party’s Organization Documents. The execution and delivery by each of the Transaction Parties will not violate any present statute, rule or regulation promulgated by the United States or the State of New York which in our experience is normally applicable both to entities that are not engaged in regulated business activities and to transactions of the type contemplated by the Loan Documents or the Limited Partnership Law of the State of Delaware in the case of the Borrower or the MLP or the Limited Liability Company Act of the State of Delaware in the case of the Borrower’s GP or the Limited Liability Company Act of the Commonwealth of Pennsylvania in the case of the MLP’s GP (the “Applicable Law”).

5. Each Loan Document to which the Borrower or the MLP is a party has been duly executed and delivered on behalf of the Borrower or the MLP. Each Loan Document to which the Borrower or the MLP is a party constitutes the legal, valid and binding obligation of the Borrower or the MLP, as the case may be, enforceable in accordance with its respective terms.

Exhibit F-1

Form of Opinion of Counsel

6. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required under Applicable Law for the due execution, delivery and performance by any Transaction Party of the Credit Documents to which it is a party or the consummation of the transactions contemplated by the Credit Documents, except, in the case of such performance, for such authorizations, approvals, actions, notices and filings which have been made or obtained.

7. No Transaction Party is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

The foregoing opinions are subject to the following exceptions, limitations and qualifications:

a. Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors’ rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification or contribution by federal or state securities laws or regulations or by public policy.

b. We express no opinion as to the application or requirements of federal or state securities (except with respect to the opinion in paragraph 7), patent, trademark, copyright, antitrust and unfair competition, pension or employee benefit, labor, environmental, health and safety or tax laws or state or federal laws and regulations regarding the regulation of utilities in respect of the transactions contemplated by or referred to in the Loan Documents.

c. We express no opinion with respect to the legality, validity, binding nature or enforceability of any of the following provisions found in the Loan Documents: (i) provisions relating to waivers, precluding a party from asserting certain claims or defenses or from obtaining or exercising certain rights, releases and remedies, or excusing a party from damages, liability or obligations to the extent such provisions may violate public policy or otherwise violate applicable law; (ii) provisions relating to subrogation rights, delay or omission of enforcement of rights or remedies, severability or set offs that violate applicable law; (iii) provisions obligating a party to submit to the jurisdiction or venue of any court; (iv) provisions purporting to establish evidentiary standards for suits or proceedings to enforce the Loan Documents; (v) provisions that decisions by a party are conclusive; (vi) provisions purporting to effect the automatic service of process on any person; and (vii) provisions purporting to indemnify or exculpate the Administrative Agent or the Lenders from the consequences of their own negligence, willful misconduct or strict liability.

d. With respect to our opinion set forth in paragraph 1 above as to the valid existence and good standing of the Borrower, the Borrower’s GP, the MLP and the MLP’s GP, we have relied solely on certificates dated             , 2007, of the Secretary of State of the State of Delaware, and the certificate dated             , 2007 of the Commonwealth of Pennsylvania and, with respect to the period from that date to the date of this opinion letter, a certificate of an officer of the Borrower.

We express no opinion as to the law of any jurisdiction other than the federal law of the United States and the law of the State of New York and the Limited Partnership Law of the State of Delaware in the case of the Borrower and the MLP, the Limited Liability Company Act of the State of Delaware in the case of the Borrower’s GP and the Limited Liability Company Act of the Commonwealth of Pennsylvania in the case of the MLP’s GP.

Exhibit F-1

Form of Opinion of Counsel

A copy of this opinion may be delivered by you to each Eligible Assignee and such persons may rely on this opinion to the same extent as – but to no greater extent than – the addressee. This opinion may be relied upon by you and such persons to whom you may deliver copies as provided in the preceding sentence only in connection with the consummation of the transactions described herein and may not be used or relied upon by you or any other person for any other purpose, without in each instance our prior written consent.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

Exhibit F-1

Form of Opinion of Counsel

EXHIBIT F-2

FORM OF OPINION OF INTERNAL COUNSEL

August 8, 2007

To each of the Lenders parties to the Credit

Agreement referred to below, and

Citibank, N.A., as

Administrative Agent for the Lenders

Ladies and Gentlemen:

I have acted as counsel to (i) Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Borrower”), (ii) Sunoco Logistics Partners GP LLC, a Delaware limited liability company (the “Borrower’s GP”), (iii) Sunoco Logistics Partners L.P., a Delaware limited partnership (the “MLP” or the “Guarantor”) and (iv) Sunoco Partners LLC, a Pennsylvania limited liability company (the “MLP’s GP,” and together with the Borrower, the Borrower’s GP and the MLP, the “Transaction Parties”) in connection with the Credit Agreement dated as of August 8, 2007, by and among the Borrower, the MLP, the Lenders party thereto, Citibank, N.A., as Administrative Agent for the Lenders, and the other agents and lenders therein named (the “Credit Agreement”).

In connection with the opinions expressed herein, I, or attorneys reporting to me, have examined copies of the following documents:

(a)	the Credit Agreement, including all exhibits, schedules, and attachments thereto, and any Notes issued pursuant thereto (the “Notes”);

(b)	the Guaranty dated as of even date with the Credit Agreement executed by the Guarantor (the “Guaranty”);

(c)	the Organization Documents of the Borrower, the MLP, the Borrower’s GP, and the MLP’s GP (collectively, the “Transaction Parties”)and all amendments thereto; and

(d)	the Material Agreements.

Those documents identified in items (a) and (b) above are collectively referred to herein as the “Credit Documents.”

In connection with this opinion, I or other attorneys acting under my supervision have (i) investigated such questions of law, (ii) examined such partnership and company documents and records of the Transaction Parties and certificates of public officials, and (iii) received such information from partners, officers and representatives of the Transaction Parties and made such investigations as I or other attorneys under my supervision have deemed necessary or appropriate for the purposes of this opinion. I have not, nor have other attorneys under my supervision, conducted independent investigations or inquiries to determine the existence of matters, actions, proceedings, items, documents, facts, judgments, decrees, franchises, certificates, permits, or the like and have made no independent search of the records of any court, arbitrator, or governmental authority affecting any Person, and no inference as to my knowledge thereof shall be drawn from the fact of my representation of any party or otherwise.

Exhibit F-2

Form of Opinion of Internal Counsel

In rendering the opinions herein, I have assumed without independent verification (i) the genuineness of all signatures, (ii) the capacity of all natural persons, and (iii) the authenticity of all documents submitted to me as originals and the conformity with the authentic originals of all documents submitted to me as copies.

Based upon and subject to the foregoing and the other qualifications, limitations, and assumptions set forth below and upon such other matters as I have deemed appropriate, I am of the opinion that:

1.	The execution, delivery, and performance by the Transaction Parties of the Credit Documents to which each is a party and the consummation of the transactions contemplated by the Credit Documents will not breach or result in a default under any Material Agreement or result in or require the creation or imposition of any Lien prohibited by the Credit Documents.

2.	To my knowledge there are no pending or overtly threatened actions or proceedings against the Transaction Parties before any court, governmental agency, or arbitrator that (a) purport to affect the legality, validity, binding effect, or enforceability of the Credit Documents; (b) or which seeks in excess of one million dollars except to the extent the Transaction Parties are indemnified by Sunoco, Inc.

The opinions expressed in this letter are subject to the following additional qualifications and limitations:

1.	Qualification of any statement or opinion herein by the use of the words “to my knowledge” means that during the course of the representation in connection with the transactions contemplated by the Credit Agreement, no information has come to my attention that would give me current knowledge of the existence of facts or matters so qualified. I have not undertaken any investigation to determine the existence of facts, and no inference as to my knowledge thereof shall be drawn from the fact of the representation by me of any party or otherwise.

2.	This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein

3.	The opinion expressed herein is as of the date hereof, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in law that may hereafter occur.

4.	This opinion is being furnished only to the addressees named above, and has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent; provided, however, that any Person that becomes a Lender or successor Administrative Agent pursuant to the terms of the Credit Agreement may rely on this opinion as if it were addressed to such Person and delivered on the date hereof.

Very truly yours,

Exhibit F-2

Form of Opinion of Internal Counsel